Rule 424(b)(3)
                                                              File No. 333-72304

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 21, 2001)

                               U.S. $1,380,000,000

                              [PITNEY BOWES LOGO]

                            GLOBAL MEDIUM-TERM NOTES

                                   ----------

     Pitney Bowes Inc. may use this prospectus supplement to offer the notes from time to time.

     The following terms may apply to the notes. The final terms of each note will be described in a pricing supplement.

     o    They will mature twelve months or more after their date of issue.

     o They will not be redeemable by us or repayable at the option of the holder, unless the pricing supplement states otherwise.

     o They may be denominated in U.S. dollars or in a foreign currency or composite currency.

     o They may bear interest at a fixed or floating interest rate, may be issued at a discount and may be zero coupon notes that do not bear interest. Floating interest rates may be based on any of the following formulas:

              -- commercial paper rate      -- CD rate
              -- LIBOR                      -- CMT rate
              -- EURIBOR                    -- federal funds rate
              -- prime rate                 -- another rate specified in the
              -- treasury rate                 pricing supplement

     o    They may be issued as indexed notes.

     o    They may be issued in individually certificated or book-entry form.

     o Interest will be paid on fixed rate notes on February 1 and August 1 of each year and at maturity, unless otherwise specified in a pricing supplement. Interest will be paid on floating rate notes on dates determined at the time of issuance and specified in a pricing supplement.

     o They will be issued in minimum denominations of $1,000 and multiples of $1,000, unless otherwise specified in a pricing supplement.

     o They will have an aggregate initial offering price not greater than U.S. $1,380,000,000 (or the equivalent thereof in other currencies) or any greater or lesser amount that we may specify from time to time in a subsequent prospectus supplement.

     o They will be offered from time to time on a reasonable best efforts basis by the agents named below on our behalf. In addition, the agents may purchase notes from us for resale to investors, and we may sell notes directly to investors on our own behalf where legally permitted.

     Application has been made for notes issued during the period of twelve months from the date of this prospectus supplement to be listed on the Luxembourg Stock Exchange. Each pricing supplement with respect to notes which are to be so listed will be delivered to the Luxembourg Stock Exchange on or before the date of issue of those notes. We may also issue notes which will not be listed on any securities exchange or which will be listed on additional or other securities exchanges. We will specify in the pricing supplement whether the notes will be listed on the Luxembourg Stock Exchange or another securities exchange or will be unlisted.

     We expect to receive between $1,377,930,000 and $1,369,650,000 of the proceeds from the sale of the notes after paying estimated agents' commissions of between $2,070,000 and $10,350,000 (or the equivalent thereof in other currencies) and before deducting the expenses of the offering of the notes estimated by us at $300,000. The exact proceeds to us will be set at the time of issuance.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

JPMORGAN
        ABN AMRO INCORPORATED
                      BARCLAYS CAPITAL
                                   CITIGROUP
                                            DEUTSCHE BANK SECURITIES
                                                      GOLDMAN, SACHS & CO.
                                                                  MORGAN STANLEY

April 18, 2003

                                TABLE OF CONTENTS


                              PROSPECTUS SUPPLEMENT                        PAGE
                                                                           -----
Incorporation by Reference ..............................................   S-3
Ratio of Earnings to Fixed Charges ......................................   S-3
Capitalization ..........................................................   S-4
Summary Financial Data ..................................................   S-5
Management ..............................................................   S-6
Description of Notes We May Offer .......................................   S-7
Risks Relating to Indexed Notes .........................................  S-31
Foreign Currency Risks ..................................................  S-33
United States Taxation ..................................................  S-34
Supplemental Plan of Distribution .......................................  S-39
Validity of Notes .......................................................  S-41
Listing and General Information .........................................  S-41
Annex A--Form of Pricing Supplement .....................................  S-43

                                   PROSPECTUS                               PAGE
                                                                            ----
About This Prospectus ...................................................     2
Special Note Regarding Forward-Looking Statements .......................     2
Pitney Bowes Inc. .......................................................     3
Use of Proceeds .........................................................     3
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed
   Charges and Preferred and Preference Stock Dividends .................     4
Description of Debt Securities ..........................................     5
Description of Preferred Stock and Preference Stock .....................    14
Description of Common Stock .............................................    17
Description of Depositary Shares ........................................    23
Plan of Distribution ....................................................    25
Validity of the Securities ..............................................    26
Experts .................................................................    26
Where You Can Find More Information .....................................    26

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes.

     This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the prospectus. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and, having made all reasonable inquiries, confirm that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained in this prospectus supplement and the accompanying prospectus misleading.

     Unless the context indicates otherwise, the words "Pitney Bowes", "we", "our", "ours" and "us" refer to Pitney Bowes Inc., and the words "you" and "your" refer to holders and owners of beneficial interests in the notes.

                           INCORPORATION BY REFERENCE


     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, on the SEC's web site at http://www.sec.gov. Copies of our SEC filings will also be available free of charge at the main office of Dexia Banque Internationale a Luxembourg S.A. in Luxembourg.

     The SEC allows us to "incorporate by reference" much of the information we file with them, which means that we can disclose important information to you by referring you directly to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus supplement. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus.

     In addition to the documents listed in the accompanying prospectus, we incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the debt securities we are offering with this prospectus supplement:

     o Our Annual Report on Form 10-K for the year ended December 31, 2002, which incorporates by reference portions of our definitive proxy statement filed on March 26, 2003.

     o Our Current Reports on Form 8-K filed on January 30, March 19 and April 17, 2003.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents the ratio of our earnings to fixed charges excluding minority interest for the years indicated:

                            YEAR ENDED DECEMBER 31,
      --------------------------------------------------------------------
       2002            2001             2000            1999         1998
      ------          ------           ------          ------       ------
       3.72            4.19             4.21            4.66         3.78

     For the purpose of computing the ratio of earnings to fixed charges excluding minority interest, earnings have been calculated by adding to income from continuing operations before income taxes the amount of fixed charges. Fixed charges consist of interest on debt and a portion of net rental expense deemed to represent interest.

     These ratios have been reclassified to reflect (1) the discontinued operations associated with the spin-off of Pitney Bowes' Office Systems business, now known as Imagistics International Inc., on December 3, 2001; (2) the sale of Atlantic Mortgage & Investment Corporation in 2000; and (3) the sale of operations and assets of Colonial Pacific Leasing Corporation in 1998. Interest expense and the portion of rent which is representative of the interest factor of these discontinued operations have been included in fixed charges in the computation. If these amounts had been excluded, the ratio of earnings to fixed charges excluding minority interest would be 3.72 for 2002, 4.35 for 2001,
4.37 for 2000, 4.92 for 1999 and 4.42 for 1998.

                                 CAPITALIZATION

     The following table shows our consolidated capitalization as of December 31, 2002:
                                                                   DECEMBER 31,
                                                                       2002
                                                                  --------------
                                                                  (IN THOUSANDS)
Notes payable and current portion of long-term obligations .......  $ 1,647,338
Long-term debt ...................................................    2,316,844
Preferred stockholders' equity in a subsidiary company ...........      310,000
Stockholders' equity:
   Cumulative preferred stock, $50 par value, 4% convertible
     (600,000 shares authorized; 488 shares outstanding) .........           24
   Cumulative preference stock, no par value, $2.12 convertible
     (5,000,000 shares authorized; 52,897 shares outstanding) ....        1,432
   Common stock, $1 par value (480,000,000 shares authorized;
     235,373,782 shares outstanding)(1) ..........................      323,338
Capital in excess of par value ...................................           --
Retained earnings ................................................    3,848,562
Accumulated other comprehensive income ...........................     (121,615)
Treasury stock, at cost ..........................................   (3,198,414)
                                                                    -----------
   Total stockholders' equity ....................................  $   853,327
                                                                    -----------
     Total capitalization ........................................  $ 5,127,509
                                                                    ===========

----------
(1) Net of 87,964,130 shares of treasury stock and excluding 21,174,613 shares reserved for issuance upon exercise of outstanding stock options and conversion of outstanding preferred shares and preference shares.

     Except as described in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in the accompanying prospectus, there has been no material change in our consolidated capitalization since December 31, 2002.

                             SUMMARY FINANCIAL DATA


     We derived the information presented below from our audited financial statements for the years presented. The information is only a summary and you should read it together with the financial information incorporated by reference in the accompanying prospectus.

                                                     YEAR ENDED DECEMBER 31,
                                           ---------------------------------------
                                             1999      2000       2001       2002
                                           -------   -------    -------    -------
                                                       (IN MILLIONS)
INCOME STATEMENT DATA:
Total revenues .........................   $ 3,812   $ 3,881    $ 4,122    $ 4,410
Costs and expenses .....................     2,988     3,078      3,356      3,790
Income from continuing operations before
  income taxes .........................       824       803        766        619
Provision for income taxes .............       261       240        252        182
Income from continuing operations ......       563       563        514        438
Discontinued operations ................        73        64        (26)        38
Cumulative effect of accounting change .        --        (5)        --         --
Net income .............................   $   636   $   623    $   488    $   476

                                                         DECEMBER 31,
                                           ---------------------------------------
                                             1999      2000       2001       2002
                                           -------   -------    -------    -------
                                                       (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents ..............    $  254    $  198     $  232     $  315
Total assets ...........................     8,223     7,901      8,318      8,732
Long-term debt .........................     1,998     1,882      2,419      2,317
Stockholders' equity ...................     1,626     1,285        891        853

                                   MANAGEMENT

DIRECTORS

NAME                                                       POSITION
-----                         ------------------------------------------------------------------------------
Linda G. Alvarado ..........  President and Chief Executive Officer, Alvarado Construction, Inc.
Colin G. Campbell ..........  Chairman and President, The Colonial Williamsburg Foundation
Michael J. Critelli ........  Chairman and Chief Executive Officer, Pitney Bowes Inc.
Jessica P. Einhorn .........  Dean, Paul H. Nitze School of Advanced International Studies of the
                                Johns Hopkins University
Ernie Green ................  President, Ernie Green Industries, Inc.
Herbert L. Henkel ..........  Chairman, President and Chief Executive Officer, Ingersoll-Rand Company Limited
James H. Keyes .............  Chairman, Johnson Controls, Inc.
John S. McFarlane ..........  Former President and Chief Executive Officer, Nexsi Systems Corporation
Eduardo R. Menasce .........  President, Enterprise Solutions Group, Verizon Communications Inc.
Michael I. Roth ............  Chairman and Chief Executive Officer, The MONY Group Inc.
David L. Shedlarz ..........  Executive Vice President and Chief Financial Officer, Pfizer Inc.
Robert E. Weissman .........  Retired Chairman, IMS Health Incorporated

EXECUTIVE OFFICERS

NAME                                                       POSITION
-----                         ------------------------------------------------------------------------------
Michael J. Critelli ........  Chairman and Chief Executive Officer
Brian M. Baxendale .........  Executive Vice President and President, Enterprise Relationship Development
Gregory E. Buoncontri ......  Senior Vice President and Chief Information Officer
Michele Coleman Mayes ......  Senior Vice President and General Counsel
Karen M. Garrison ..........  Executive Vice President and Group President, Pitney Bowes Business Services
Arlen F. Henock ............  Vice President-Finance
Luis A. Jimenez ............  Senior Vice President and Chief Strategy Officer
Matthew S. Kissner .........  Executive Vice President and Group President, Information Based Solutions and
                                Document Messaging Technologies
Murray D. Martin ...........  Executive Vice President and Group President, Global Mailing Systems
Bruce P. Nolop .............  Executive Vice President and Chief Financial Officer
Johnna G. Torsone ..........  Senior Vice President and Chief Human Resources Officer

     The business address for each of the above persons and the location of our principal executive offices are One Elmcroft Road, Stamford, Connecticut 06926-0700, United States.

                        DESCRIPTION OF NOTES WE MAY OFFER


     This section is a summary of the material terms that are common to the particular debt securities offered here, referred to as notes. This summary supplements, and is qualified by reference to, the description of the general terms and provisions of the debt securities in the accompanying prospectus that is attached to this prospectus supplement. However, if any particular term of the notes described here is inconsistent with any general terms described in the accompanying prospectus, the particular term will control.

     When we issue any particular note or notes, we will specify their particular terms in a pricing supplement to this prospectus supplement. The terms of any particular notes may be different from or in addition to the terms summarized here. The interest-related information described here or in the accompanying prospectus does not apply to zero coupon notes, which are described below.

     In this section, we use some terms that have been given special meaning in the senior debt indenture or the notes or explained in the accompanying prospectus. You should refer to the accompanying prospectus and to the senior debt indenture, which has been filed with the SEC as an exhibit to the registration statement, for a complete definition of these terms. See "Where You Can Find More Information" in this prospectus supplement for information about how to obtain a copy of the senior debt indenture. We have also provided definitions for some of the more important terms here.

     When we say "holders" in this section, we mean those who own notes registered in their own names and not those who own beneficial interests in notes registered in "street name" or in book-entry notes held through a depositary and represented by a global note or notes. Owners of beneficial interests in the notes should read the subsection below entitled "--Book-Entry System" and the subsection entitled "Description of Debt Securities--Global Securities" in the accompanying prospectus for information about procedures applicable to indirect beneficial interests in notes.

     The notes constitute a single series of senior debt securities ranking PARI PASSU with each other under the senior debt indenture dated as of February 15, 2002 between us and SunTrust Bank, as trustee. We explain what the senior debt indenture is on page 5 of the accompanying prospectus. The notes are limited in their aggregate principal amount to U.S. $1,380,000,000, less an amount equal to the aggregate offering amount of any other debt or equity securities we may issue from time to time pursuant to the accompanying prospectus, including any other series of medium-term notes. We may increase the size of this series if in the future we determine that we may want to sell additional notes. For a description of the rights attached to different series of debt securities under the senior debt indenture, see "Description of Debt Securities" in the accompanying prospectus.

     We may, from time to time, without the consent of the holders of any notes, reopen an issue of notes and issue additional notes with the same terms (including maturity and interest payment terms) as notes issued on an earlier date. After such additional notes are issued they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

STATED MATURITY AND MATURITY

     The day on which the principal amount of your note is scheduled to become due and payable is called the "stated maturity" of the principal, which will be a date twelve months or more from the issuance date of the note. This date will be specified on the face of the note and in the pricing supplement relating to the note. The principal may become due and payable sooner, by reason of redemption, acceleration after a default or otherwise. The day on which the principal actually becomes due and payable, whether at the stated maturity or earlier, is called the "maturity" of the principal.

     We also use the terms "stated maturity" and "maturity" to refer to the dates when other payments become due and payable. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the stated maturity of that installment. When we refer to the stated maturity or the maturity of a note without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

CURRENCY OF NOTES

     Amounts that become due and payable on your note will be payable in a currency, including any composite currency, specified on the face of the note and in the related pricing supplement. This specified currency may be U.S. dollars, a foreign currency or a composite currency. In some cases, a note may have different specified currencies for principal and interest. You will have to pay for your notes by delivering the requisite amount of the specified currency for the principal to an agent named in the related pricing supplement, unless other arrangements have been made between us or between you and that agent. We will make payments on your notes in the applicable specified currency, except as otherwise described below under "-- Payment of Principal and Interest".

TYPES OF NOTES

     We will issue two main types of notes, which are distinguishable by the manner in which they bear interest:

     o FIXED RATE NOTES. A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. Fixed rate notes include zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

     o FLOATING RATE NOTES. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier, and there may be a minimum rate or a maximum rate. The various interest rate formulas, including the commercial paper rate, the prime rate, LIBOR, EURIBOR, the treasury rate, the CD rate, the federal funds rate and the CMT rate, and other features are described below in "--Interest Rates --Floating Rate Notes". If your note is a floating rate note, the particular formula and any adjustments that apply to the interest rate for your note will be specified or described in your pricing supplement.

     The notes may also be distinguished by the prices at which they are originally issued or by the fact that the amounts payable on them at maturity or otherwise will depend on variable factors. There are three types:

     o ORIGINAL ISSUE DISCOUNT NOTES. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A note issued at a discount from its principal amount may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration. See "United States Taxation-Tax Consequences to United States Holders-Original Issue Discount" below for further information about tax consequences of an investment in original issue discount notes. An original issue discount note may be a zero coupon note or may bear interest at a fixed or floating rate.

     o INDEXED NOTES. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to a currency exchange rate, composite currency, commodity price or any other financial or non-financial index described in your pricing supplement. If you are a holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note, your pricing supplement will include information about the relevant index and about how amounts to become payable will be determined by reference to that index. You should read carefully that information and the section below entitled "Risks Relating to Indexed Notes".

     o AMORTIZING NOTES. If you are a holder of an amortizing note, you will receive payments of principal and interest in installments over the life of the notes. Unless otherwise specified in your pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. Further information concerning additional terms of amortizing notes will be specified in your pricing supplement, including a table of repayment information for the amortizing notes.

     We may also issue notes whose maturity may be extended or which may be renewed, as discussed below:

     o EXTENSION OF MATURITY. The applicable pricing supplement may indicate that we have the option to extend the stated maturity of any note, other than an amortizing note, for one or more periods up to but not beyond a date specified in the pricing supplement. If we have this option, the pricing supplement will describe the procedures relating to it.

     o RENEWABLE NOTES. The applicable pricing supplement may indicate that any note, other than an amortizing note, will mature unless the term of all or any portion of the note is renewed as described in the pricing supplement.

DENOMINATION OF NOTES

     Unless we specify differently in the pricing supplement relating to your note, the authorized denominations will be $1,000 and integral multiples of $1,000 above that. If your note is denominated in a specified currency other than U.S. dollars, the authorized denominations for that note will be 1,000 units of that specified currency and integral multiples of 1,000 units above that unless we indicate otherwise in the applicable pricing supplement.

REDEMPTION AND REPAYMENT

     Unless otherwise specified in your pricing supplement, we will not provide any sinking fund for your note.

     Unless the applicable pricing supplement specifies a redemption commencement date, on which we may redeem a note, or a repayment date, on which a note may be repayable at the option of the holder, the notes will not be redeemable by us or repayable at the option of the holder before their stated maturity.

     If your pricing supplement specifies a redemption commencement date or repayment date, your pricing supplement will also specify one or more redemption or repayment prices, expressed as a percentage of the principal amount of your note, and the redemption or repayment period or periods during which the redemption prices or repayment prices will apply. If your note is redeemable at our option or repayable at the option of the holder, as specified in your pricing supplement, it will be redeemable or repayable only at any time on or after the specified redemption commencement date or repayment date for a limited period, as specified in your pricing supplement, at the specified redemption price or repayment price applicable to the redemption period or repayment period for your note together with interest accrued to the redemption date or repayment date.

     If we exercise an option to redeem any notes, we will give to the holder written notice of the principal amount of the notes to be redeemed not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice by first-class mail, postage prepaid, to the holder at the address appearing in the security register. In the case of notes listed on the Luxembourg Stock Exchange, we will also notify you and the Luxembourg Stock Exchange in the manner specified under "--Notices".

     If we redeem less than the entire principal amount of a note, the principal amount of the note that remains outstanding after the redemption must be an authorized denomination for that note and must not be less than the minimum authorized denomination. If we redeem less than all the notes that have the same terms to maturity, the trustee will select the notes to be redeemed by a method that the trustee considers fair and appropriate.

     If a note represented by a global note is repayable at the holder's option, only the depositary or the common depositary, as the registered holder, can exercise the repayment option. Any indirect beneficial owners who own beneficial interests in the global note and wish to exercise a repayment option must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary, as applicable, to exercise the repayment option on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary or the common depositary before the applicable deadline for exercise.

     STREET NAME AND OTHER INDIRECT BENEFICIAL OWNERS SHOULD CONTACT THEIR BANKS OR BROKERS FOR INFORMATION ABOUT HOW TO EXERCISE A REPAYMENT OPTION IN A TIMELY MANNER.

     All instructions given by indirect beneficial owners to their banks or brokers to exercise a repayment option will be irrevocable. In addition, at the time any indirect beneficial owner gives instructions to exercise a repayment option, the indirect beneficial owner must cause the bank or broker through which he or she owns an interest in the global note to transfer the bank's or broker's interest in the global note to the trustee.

     If the option of the holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, we will comply with Rule 14e-1 as then in effect to the extent applicable.

     We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

REDEMPTION FOR TAX REASONS

     If specified in the applicable pricing supplement that, as a result of:

     o any change in or amendment to, or proposed change in or proposed amendment to, the laws (including any regulations promulgated or rulings published thereunder) of the United States or any political subdivision thereof or therein affecting taxation, which becomes effective after the date of the applicable pricing supplement or which proposal is made after such date,

     o any change in the official application or interpretation of such laws, including any official proposal for such a change in the application or interpretation of such laws, which change is announced or becomes effective after the date of the applicable pricing supplement or which proposal is made after such date, or

     o any action taken by any taxing authority of the United States which action is taken or becomes generally known after the date of the applicable pricing supplement, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to us, there is, in any such case, in the written opinion of independent legal counsel to us of recognized standing, a reasonable possibility that we have or may become obligated to pay additional amounts (as described below under "--Payment of Additional Amounts"), then such notes may be redeemed, as a whole but not in part, at our option at any time thereafter, upon notice to the trustee and the holders of the notes as described above under "--Redemption and Repayment" at a redemption price equal to 100% of the principal amount of the notes to be redeemed together with accrued interest thereon to the date fixed for redemption. Notwithstanding the above, we may not redeem the notes until such time as we would be obligated to pay such additional amounts on the next interest payment date.

PAYMENT OF ADDITIONAL AMOUNTS

     If specified in the applicable pricing supplement, we will pay to any non-United States holder (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal of or any premium or interest on such note, after deduction or withholding by us or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such note to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay such additional amounts shall not apply to:

     (a) any tax, assessment or other governmental charge which would not have been so imposed but for:

     o the existence of any present or former connection between the holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, the holder (or such fiduciary, settlor, beneficiary, member, shareholder, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein; or

     o the holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

     (b) any tax, assessment or other governmental charge to the extent that it would not have been so imposed but for the presentation by the holder of such note for payment on a date more than ten days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

     (c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

     (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of or any premium or interest on any note;

     (e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a note because such holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

     (f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the note, if such compliance is required by statute or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding);

     (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of or any premium or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

     (h) any tax, assessment or other governmental charge required to be withheld on a payment to an individual pursuant to any European Union Directive on taxation of savings implementing the conclusions of the ECOFIN (European Union's Economic and Finance Ministers) Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

     (i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

     The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "--Payment of Additional Amounts" and under the heading "--Redemption for Tax Reasons", we shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or political subdivision or taxing authority thereof or therein.

     As used under this heading "--Payment of Additional Amounts" and under the headings "--Redemption for Tax Reasons" and "United States Taxation--Tax Consequences to Non-United States Holders", the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States holder" has the meaning set forth in "United States Taxation--Tax Consequences to United States Holders" and "non-United States holder" has the meaning set forth in "United States Taxation--Tax Consequences to Non-United States Holders" below.

DEFEASANCE

     Unless otherwise specified in the applicable pricing supplement, all of the defeasance and covenant defeasance provisions of the indenture described under "Description of Debt Securities--Defeasance and Discharge" and

"Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes. In general, we expect these provisions to apply to each note that has a specified currency of U.S. dollars and is not a floating rate or indexed note.

     Under current federal income tax law, full defeasance and discharge of our payment obligations with respect to the notes would be treated as a taxable exchange of the notes for an issue of obligations of the defeasance trust or a direct interest in the cash and securities deposited in the trust. In that case, indirect beneficial owners of the notes would recognize gain or loss as if these owners had actually received the trust obligations or the cash or securities deposited, as the case may be, in exchange for their notes. After that, indirect beneficial owners would be required to include in income an amount that might be different from what would be includible in the absence of full defeasance and discharge. We may only effect full defeasance if we deliver to the trustee an opinion of counsel based on an IRS ruling or other change in U.S. federal income tax law stating that the holders will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit, as discussed under "Description of Debt Securities-Defeasance and Covenant Defeasance" in the accompanying prospectus.

     Under current federal income tax law, unless accompanied by other changes in the terms of the notes, covenant defeasance would not be treated as a taxable exchange. We may only effect covenant defeasance if we deliver to the trustee an opinion of counsel stating that the holders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the deposit, as discussed under "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying prospectus.

INFORMATION TO BE CONTAINED IN YOUR PRICING SUPPLEMENT

     The pricing supplement relating to your note will describe the following terms:

     o the specified currency with respect to your note and, if the specified currency is other than U.S. dollars, specified other terms relating to your note, including the authorized denominations and the exchange rate agent which will determine the relevant exchange rate;

     o the price, expressed as a percentage of the aggregate principal amount of the notes to which the pricing supplement relates, at which your note will be issued;

     o    the date on which your note will be issued;

     o    the date on which your note will mature;

     o    whether your note is a fixed rate note or a floating rate note;

     o if your note is a fixed rate note, the annual rate at which the note will bear interest, if any, and the interest payment date or dates, if different from those specified below;

     o if your note is a floating rate note, the interest rate basis for the note and, if applicable, the calculation agent, the index maturity, the spread or spread multiplier, the maximum rate, the minimum rate, the initial interest rate, the interest payment dates, the regular record dates, the calculation date, the interest determination dates and the interest reset dates, all as described below, with respect to the floating rate note;

     o whether your note is an original issue discount note, and if so, the yield to maturity;

     o whether your note is an indexed note, and if so, the principal amount of the note payable at stated maturity, or the amount of interest payable on an interest payment date, as determined by reference to the applicable index, in addition to other information relating to the indexed note;

     o whether your note is an amortizing note, and if so, repayment information with respect to installments of principal and interest;

     o whether your note may be redeemed at our option, or repaid at your option, before the stated maturity and, if so, the provisions relating to redemption or repayment;

     o whether we have the option to extend the stated maturity of your note, as described under "--Types of Notes--Extension of maturity" above;

     o whether your note is a renewable note, as described under "--Types of Notes--Renewable notes" above;

     o whether your note will be represented by a global note to be held only in book-entry form or issued as an individual note in certificated form and, if your note is to be held in book-entry form, information with respect to the depositary or depositaries, the form of any legends and any circumstances, in addition to those described under "--Book-Entry System" below, in which the global note or notes may be exchanged for individual notes in certificated form;

     o whether your note will be listed on the Luxembourg Stock Exchange or any other securities exchange or whether the notes will be unlisted; and

     o any other terms of your note consistent with the provisions of the indenture.

     If a note is issued as an individual note in certificated form, it may be presented for registration of transfer or exchange at the corporate trust office of the trustee in Atlanta, Georgia. You will not have to pay any service charge for registration of transfer or exchange of any individual note in certificated form, but we may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange.

INTEREST RATES

     Interest rates offered by us on the notes may differ depending upon, among other things, prevailing market interest rates and the aggregate principal amount of notes purchased in any single transaction. We may change interest rates or formulas and other terms of notes from time to time, but any change of this kind will not affect any note already issued or as to which we have accepted an offer to purchase.

FIXED RATE NOTES

     Each fixed rate note, except any zero coupon note, will bear interest from and including its date of issue or from and including the most recent date to which interest on the note has been paid or duly provided for. Interest will accrue on the principal of a fixed rate note at the fixed annual rate stated on the face of the note and in the applicable pricing supplement until the principal is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest on each fixed rate note will be payable semiannually each February 1 and August 1, which we call the "interest payment dates", and at maturity or upon earlier redemption or repayment. Each payment of interest due on an interest payment date will include interest accrued to but excluding that interest payment date. Unless otherwise indicated in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at stated maturity or upon earlier redemption or repayment as specified below under "--Payment of Principal and Interest".

FLOATING RATE NOTES

     Each floating rate note will bear interest from and including its date of issue or from and including the most recent date to which interest on the note has been paid or duly provided for. Interest will accrue on the principal of a floating rate note at the annual rate determined according to the interest rate formula stated in the note and in the applicable pricing supplement until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as specified below under "--Payment of Principal and Interest".

     INTEREST RATE BASIS. We currently expect that we may issue floating rate notes that bear interest at a rate based on one or more of the following base rates:

     o    the commercial paper rate

     o    the prime rate

     o    LIBOR

     o    EURIBOR

     o    the treasury rate

     o    the CD rate

     o    the federal funds rate

     o    the CMT rate

     We may also issue floating rate notes that bear interest at a rate based on any other interest rate basis or formula that may be agreed to by us and the purchaser of a note and stated in the applicable pricing supplement.

     In some cases, the base interest rate for a floating rate note may be adjusted by adding or subtracting a number of basis points, which we call a "spread", or multiplying the base interest rate by a percentage, which we call a "spread multiplier". One basis point is 0.01%. Your pricing supplement will specify any spread or spread multiplier applicable to your note.

     In some cases, the interest rate on a floating rate note will be affected by the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement. We refer to this as the "index maturity".

     The base rate, whether or not adjusted, may also be limited by a maximum rate, a minimum rate or both. In addition, a floating rate note may bear interest at the lowest or highest or average of two or more interest rate formulas. If you purchase a floating rate note, your pricing supplement will indicate your base rate and whether any of these other features will apply and, if so, what they are.

     Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under present New York law, the maximum rate of interest is 25% annually on a simple interest basis, with some exceptions. This legal limit does not apply to floating rate notes in which $2,500,000 or more has been invested.

     The notes, including any zero coupon note, may be issued with original issue discount as defined for U.S. federal income tax purposes. Holders of notes issued with original issue discount may be required to include amounts of accrued interest in gross income for federal income tax purposes before receiving the cash to which that income is attributable. See "United States Taxation--Tax Consequences to United States Holders--Original Issue Discount" for further information about the federal income tax consequences of an investment in notes issued with original issue discount.

     INTEREST RESET DATES. The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually on a date called an "interest reset date", as specified in the applicable pricing supplement. The interest reset date will be:

     o for floating rate notes that reset daily, each "market day", as defined in the third paragraph after this one;

     o for floating rate notes, other than treasury rate notes, that reset weekly, the Wednesday of each week;

     o for treasury rate notes that reset weekly, the Tuesday of each week, except as provided below;

     o for floating rate notes that reset monthly, the third Wednesday of each month;

     o for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December;

     o for floating rate notes that reset semi-annually, the third Wednesday of two months of each year as specified in the applicable pricing supplement; and

     o for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

     However, the interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate".

     If any interest reset date for any floating rate note would otherwise be a day that is not a market day for the floating rate note, the interest reset date for the floating rate note will be postponed to the next day that is a market day for the floating rate note. However, in the case of a LIBOR note, if the next market day is in the next succeeding calendar month, the interest reset date will be the immediately preceding market day.

     When we say "market day", we mean:

     o with respect to any note, unless otherwise provided in this definition, any day that is a "business day", as defined below, in The City of New York;

     o with respect to LIBOR notes only, any business day in The City of New York that is also a "London business day", as defined below;

     o with respect to notes denominated in a specified currency other than U.S. dollars or euro only, any day that is a business day both in The City of New York and in the principal financial center in the country of the specified currency; and

     o with respect to notes denominated in euro, any date that is a business day in The City of New York that is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer, or TARGET, System or any successor system is open for business.

     "Business day", when used with respect to any place, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place are authorized or obligated by law to close.

     "London business day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     INTEREST DETERMINATION DATES. The interest rate that takes effect on an interest reset date will be determined by reference to a particular date called the "interest determination date" as follows:

     o for a commercial paper rate note, for a prime rate note, for a CD rate note, for a federal funds rate note and for a CMT rate note, the second market day preceding the interest reset date;

     o for a LIBOR note (other than LIBOR notes for which the index currency is euro), the second London business day preceding the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is pounds sterling will be that interest reset date;

     o for a EURIBOR note or euro LIBOR note, the second TARGET settlement day preceding the interest reset date; and

     o for a treasury rate note, the day of the week in which the interest reset date falls on which treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, that Friday will be the interest determination date for the interest reset date occurring in the next succeeding week. If an auction date falls on any interest reset date for a treasury rate note, then that interest reset date will instead be the first market day immediately following that auction date.

     CALCULATION DATES. As described in the preceding paragraph, the interest rate that takes effect on a particular interest reset date is to be determined by reference to the corresponding interest determination date. However, the interest rate will actually be determined on the "calculation date". The calculation date will be the earlier of the following:

     o the tenth calendar day after the interest determination date or, if that tenth calendar day is not a market day, the next succeeding market day; and

     o the market day immediately preceding the interest payment date or the maturity date, whichever is the day on which the next payment of interest will be due.

     CALCULATION OF INTEREST. The calculation agent for any floating rate notes will be specified in the applicable pricing supplement. So long as any floating rate notes are listed on or by the Luxembourg Stock Exchange and the rules of such exchange so require, we will maintain a calculation agent for such floating rate notes, and we will notify the holders of such floating rate notes in the manner specified under "--Notices" in the event that we appoint a calculation agent with respect to such floating rate notes other than the calculation agent designated as such in the applicable pricing supplement.

     For each floating rate note, the calculation agent will determine, on the corresponding calculation date, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period-that is, from and including the original issue date, or the last date to which interest has been paid or duly provided for, to but excluding the payment date. For each interest period, the amount of accrued interest will be calculated by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal. Unless otherwise specified in your note and the applicable pricing supplement, the interest factor for each day will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, CD rate notes and federal funds rate notes, or by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes. The interest rate factor for notes to which two or more interest rate formulas apply will be calculated in each period in the same manner as if only the lowest or highest formula or the average of the formulas applied, as described in the applicable pricing supplement.

     The calculation agent will promptly notify the trustee (and, in the case of floating rate notes listed on the Luxembourg Stock Exchange, the Luxembourg paying agent) of each determination of the interest rate. The calculation agent will also notify the trustee (and, in the case of floating rate notes listed on the Luxembourg Stock Exchange, the Luxembourg paying agent) of the interest rate, the interest amount, the interest period and the interest payment date related to each interest reset date as soon as such information is available. The trustee and the Luxembourg paying agent will make such information available to the holders of such notes upon request and, in the case of notes listed on the Luxembourg Stock Exchange, the Luxembourg Stock Exchange. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     All percentages resulting from any calculation relating to a note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655) and
9.876544% (or .09876544) will be rounded to 9.87654% (or .0987654). All U.S.
dollar amounts used in or resulting from these calculations will be rounded to the nearest cent or, in the case of notes denominated in a specified currency other than U.S. dollars, to the nearest corresponding hundredth of a unit. Amounts of one-half cent, or five one-thousandths of a unit, or more will be rounded upward.

     We describe below the methods for determining interest rates of the various floating rate notes we may offer.

     COMMERCIAL PAPER RATE NOTES. Commercial paper rate notes will bear interest at rates calculated with reference to the commercial paper rate and the spread or spread multiplier, if any, and will be payable on the dates specified on the face of the commercial paper rate note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, commercial paper rate means, with respect to any interest reset date, the money market yield, calculated as described in the second paragraph after this one, of the annual rate, quoted on a bank discount basis, for the relevant interest determination date for commercial paper having the specified index maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System, which we call "H.15(519)", under the heading "Commercial Paper-Non-financial".

     If the commercial paper rate cannot be determined as described above, then the rate will be determined in accordance with the following procedures:

     o If that rate is not published before 3:00 P.M., New York City time, on the relevant calculation date, then the commercial paper rate with respect to the relevant interest reset date will be the money market yield of that rate on the relevant interest determination date for commercial paper having the specified index maturity as available through the worldwide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h.15/ update, or any successor site or publication of the Board of Governors of the Federal Reserve System, which we call "H.15 daily update", under the heading "Commercial Paper--Non-financial", or another recognized electronic source. An index maturity of one month or three months will be deemed to be equivalent to an index maturity of 30 days or 90 days, as the case may be.

     o If by 3:00 P.M., New York City time, on the relevant calculation date that rate is not yet published in either H.15(519) or H.15 daily update or another recognized electronic source, the calculation agent will calculate the commercial paper rate with respect to that interest reset date, and that rate will be the money market yield of the arithmetic mean of the offered annual rates, as of 11:00 A.M., New York City time, on that interest determination date, of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper of the specified index maturity placed for an industrial issuer whose senior unsecured bond rating is "AA", or the equivalent, from a nationally recognized rating agency. These three dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

     o If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the commercial paper rate with respect to that interest reset date will be the commercial paper rate in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

     When we say "money market yield", we mean a yield, expressed as a percentage, calculated in accordance with the following formula:

                    money market yield = 100 x     360 x D
                                               ---------------
                                                360 - (D x M)

     In the above formula, "D" refers to the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period from the interest reset date to but excluding the next interest reset date, or the maturity, redemption or repayment date, as appropriate.

     PRIME RATE NOTES. Prime rate notes will bear interest at rates calculated with reference to the prime rate and the spread or spread multiplier, if any, and will be payable on the dates specified on the face of the prime rate note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, prime rate means, with respect to any interest reset date, the rate stated for the relevant interest determination date in H.15(519) under the heading "Bank Prime Loan" or any successor heading.

     If the prime rate cannot be determined as described above, the rate will be determined in accordance with the following procedures:

     o If that rate is not published before 3:00 P.M., New York City time, on the related calculation date, then the prime rate will be the rate on the relevant interest determination date as published in H.15 daily update opposite the caption "Bank Prime Loan" or another recognized electronic source.

     o If that rate is not published before 3:00 P.M., New York City time, on the relevant calculation date in either H.15(519) or H.15 daily update or another recognized electronic source, then the prime rate with respect to that interest reset date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the "Reuters Screen USPRIME1 Page" as that bank's prime rate or base lending rate as in effect for that interest determination date. The "Reuters Screen USPRIME1 Page" is the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or any successor service, or any other page that may replace the USPRIME1 page on that service or any successor service for the purpose of displaying prime rates or base lending rates of major United States banks.

     o If fewer than four rates as described in the preceding bullet point appear on the Reuters Screen USPRIME1 Page for that interest determination date, the prime rate with respect to that interest reset date will be the arithmetic mean of the prime rates or base lending rates, quoted on the basis of the actual number of days in the year divided by 360, as of the close of business on that interest determination date by four major money center banks in The City of New York selected by the calculation agent. These banks may include affiliates of the agents named on the cover of this prospectus supplement.

     o If fewer than four quotations as described in the preceding bullet point are so provided, then the prime rate will be the arithmetic mean of four prime rates, quoted on the basis of the actual number of days in the year divided by 360, as of the close of business on that interest determination date as furnished in The City of New York by the major money center banks, if any, that have provided quotations of this kind and by a reasonable number of substitute banks or trust companies organized and doing business under the laws of the United States or of any state of the United States, which have equity capital of at least $500 million and are supervised by federal or state authority and are selected by the calculation agent to provide this rate or rates. These banks or trust companies may include affiliates of the agents named on the cover of this prospectus supplement.

     o If the banks or trust companies selected by the calculation agent are not quoting as mentioned above, the prime rate will be the prime rate in effect on that interest determination date or, if the interest determination date is the first interest determination date, the initial interest rate.

     LIBOR NOTES. LIBOR notes will bear interest at rates calculated with reference to the London interbank offered rate, which we call "LIBOR", and the spread or spread multiplier, if any, and will be payable on the dates specified on the face of the LIBOR note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, the calculation agent will determine LIBOR with respect to any interest reset date in accordance with the following provisions:

     With respect to any interest determination date, LIBOR will be:

     o If "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, or the offered rate if the designated LIBOR page, as defined in the second paragraph after this one, by its terms provides only for a single rate, for deposits in the index currency, as defined in the third paragraph after this one, having the index maturity specified in the pricing supplement, commencing on the applicable interest reset date, that appear or appears on the designated LIBOR page as of 11:00 A.M., London time, on that interest determination date, or

     o If "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method of calculating LIBOR, the rate for deposits in the index currency having the index maturity specified in the pricing supplement, commencing on the relevant interest reset date, that appears on the designated LIBOR page as of 11:00 A.M., London time, on that interest determination date.

     o If fewer than two offered rates, if LIBOR Reuters is specified in the applicable pricing supplement, or if no rate of this kind appears, if LIBOR Telerate applies as described in the preceding bullet point or if LIBOR Reuters is specified and the designated LIBOR page by its terms only provides for a single rate, as applicable, LIBOR on that interest determination date will be determined in accordance with the provisions described below.

     With respect to an interest determination date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the designated LIBOR page as described above:

     o The calculation agent will request the principal London office of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity designated in the applicable pricing supplement, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in the index currency in that market at that time. These banks may include affiliates of the agents named on the cover of this prospectus supplement.

     o If at least two quotations as described in the preceding bullet point are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations.

     o If fewer than two quotations are so provided, LIBOR determined on that interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. in the principal financial center for the country of the index currency on that interest determination date by three major banks in that principal financial center selected by the calculation agent for loans in the index currency to leading European banks, having the index maturity designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the index currency in that market at that time. These banks may include affiliates of the agents named on the cover of this prospectus supplement.

     o If fewer than two quotations are so provided or if the banks so selected by the calculation agent are not quoting as mentioned in the preceding bullet point, LIBOR determined on that interest determination date will be LIBOR in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

     When we say "designated LIBOR page", we mean:

     o if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service on the page specified in the pricing supplement, or any successor service or page, for the purpose of displaying the London interbank offered rates of major banks for the applicable index currency; or

     o if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Moneyline Telerate, Inc., or any successor service, on page 3750 if the U.S. dollar is the index currency or with respect to any other index currency, on the page specified in the pricing supplement, or any successor service or page, for the purpose of displaying the London interbank offered rates of major banks for the applicable index currency.

     When we say "index currency", we mean the currency, including composite currencies, specified in the applicable pricing supplement as the currency for which LIBOR will be calculated. If no currency is specified in the applicable pricing supplement, the index currency will be U.S. dollars.

     When we say "principal financial center", we mean the capital city of the country issuing the currency or composite currency in which any payment on the relevant notes is to be made or, solely with respect to the calculation of LIBOR, the index currency. However, the principal financial center will be The City of New York with respect to U.S. dollars, Sydney with respect to Australian dollars, Toronto with respect to Canadian dollars, Zurich with respect to Swiss francs and Johannesburg with respect to South African rand.

     EURIBOR NOTES. EURIBOR notes will bear interest at rates calculated with reference to EURIBOR and the spread and/or spread multiplier, if any, and will be payable on the dates specified on the face of the EURIBOR notes and in the applicable pricing supplement.

     Unless we otherwise specify in the applicable pricing supplement, "EURIBOR", for each interest determination date relating to a EURIBOR note, means the rate for deposits in euro as sponsored, calculated and published jointly by the European Banking Federation and ACI--The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Moneyline Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service as of 11:00 A.M., Brussels time.

     The following procedures will be followed if the rate cannot be determined as described above:

     o If the above rate does not appear on Telerate page 248 by 11:00 A.M., Brussels time, on the relevant interest determination date, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, to provide the calculation agent with its offered rate for deposits in euro, at approximately 11:00 A.M., Brussels time, on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S. $1 million in euro that is representative of a single transaction in euro in that market at that time. If at least two quotations are so provided, EURIBOR will be the arithmetic mean of those quotations.

     o If fewer than two quotations as described in the preceding bullet point are so provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent at approximately 11:00 A.M., Brussels time, on the applicable interest determination date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement, commencing on that interest reset date in a principal amount not less than the equivalent of U.S. $1 million in euro that is representative of a single transaction in euro in that market at that time.

     o If the banks so selected by the calculation agent are not quoting as described in the preceding bullet point, EURIBOR determined on that interest determination date will be EURIBOR in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

     "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

     TREASURY RATE NOTES. Treasury rate notes will bear interest at rates calculated with reference to the treasury rate and the spread or spread multiplier, if any, and will be payable on the dates specified on the face of the treasury rate note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, treasury rate means, with respect to any interest determination date, the rate from the most recent auction of direct obligations of the United States, which we call "treasury bills", having the index maturity specified in the pricing supplement, as that rate appears on either Telerate Page 56 or Telerate Page 57 under the heading "INVESTMENT RATE".

     If the treasury rate cannot be determined as described above, then that rate will be determined in the following manner:

     o If that rate is not so published by 3:00 P.M., New York City time, on the relevant calculation date, the bond equivalent yield of the rate for the applicable treasury bills as published in H.15 daily update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High".

     o If that rate is not so published by 3:00 P.M., New York City time, on the relevant calculation date in H.15 daily update or another recognized electronic source, the auction average rate, expressed as a bond equivalent yield, on the. basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, for that auction as otherwise announced by the United States Department of the Treasury.

     o If that rate is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of treasury bills having the index maturity specified in the applicable pricing supplement published in H.15 (519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market".

     o If that rate is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable treasury bills as published in
          H.15 daily update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market".

     o If the results of that auction of treasury bills having the specified index maturity are not published or reported as provided above by 3:00 P.M., New York City time, on that calculation date, or if no auction of treasury bills having the specified index maturity is held during that week, then the treasury rate will be calculated by the calculation agent and will be a yield to maturity, expressed as a bond equivalent yield, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on that interest determination date, of three leading primary United States government securities dealers in The City of New York selected by the calculation agent for the issue of treasury bills with a remaining maturity closest to the specified index maturity. These dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

     o If fewer than three dealers so selected by the calculation agent are quoting as described in the preceding bullet point, the treasury rate with respect to that interest reset date will be the treasury rate in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

     CD RATE NOTES. CD rate notes will bear interest at rates calculated with reference to the CD rate and the spread or spread multiplier, if any, and will be payable on the dates specified on the face of the CD rate note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, CD rate means, with respect to any interest reset date, the rate for the relevant interest determination date for negotiable certificates of deposit having the specified index maturity as published in H.15(519) under the heading "CDs (Secondary Market)", or any successor heading.

     If the CD rate cannot be determined as described above, then that rate will be determined in accordance with the following procedures:

     o If that rate is not published before 3:00 P.M., New York City time, on the relevant calculation date, then the CD rate with respect to the relevant interest reset date will be the rate on that interest determination date for negotiable U.S. dollar certificates of deposit having the specified index maturity as published in H.15 daily update under the heading "CDs (secondary market)", or any successor heading, or another recognized electronic source.

     o If by 3:00 P.M., New York City time, on that calculation date that rate is not published in either H.15(519) or H.15 daily update or another recognized electronic source, the CD rate with respect to that interest reset date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on that interest determination date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing, in the market for negotiable U.S. dollar certificates of deposit, with a remaining maturity closest to the specified index maturity in an amount that is representative for a single transaction in that market at that time. These dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

     o If fewer than three dealers so selected by the calculation agent are quoting as described in the preceding bullet point, the CD rate with respect to that interest reset date will be the CD rate in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

     FEDERAL FUNDS RATE NOTES. Federal funds rate notes will bear interest at rates calculated with reference to the federal funds rate and the spread or spread multiplier, if any, and will be payable on the dates specified on the face of the federal funds rate note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, federal funds rate means, with respect to any interest reset date, the rate on the relevant interest determination date for federal funds having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Federal Funds (Effective)", as displayed on Moneyline Telerate, Inc., or any successor service, on page 120, or any other page that may replace that page.

     If the federal funds rate cannot be determined as described above, then that rate will be determined in accordance with the following procedures:

     o If that rate is not published by 3:00 P.M., New York City time, on the relevant calculation date, then the federal funds rate with respect to that interest reset date will be the rate on that interest determination date as published in H.15 daily update under the heading "Federal funds (Effective)", or any successor heading, or another recognized electronic source.

     o If by 3:00 P.M., New York City time, on that calculation date that rate is not published in either H.15(519) or H.15 daily update or another recognized electronic source, the federal funds rate with respect to that interest reset date will be calculated by the calculation agent and will be the arithmetic mean of the rates as of 9:00 A.M., New York City time, on that interest determination date for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent . These brokers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

     o If fewer than three brokers so selected by the calculation agent are quoting as described in the preceding bullet point, the federal funds rate with respect to that interest reset date will be the federal funds rate in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

     CMT RATE NOTES. CMT rate notes will bear interest at the interest rates, calculated with reference to the CMT rate and the spread and/or spread multiplier, if any, and will be payable on the dates specified on the face of the CMT rate note and in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, CMT rate means, with respect to any interest reset date, the rate displayed on the "designated CMT Telerate page", as defined in the second paragraph after this one, under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.", or any successor caption, under the column for the "designated CMT maturity index", as defined in the third paragraph after this one, for:

     o if the designated CMT Telerate page is 7051, the rate on the related interest determination date; and

     o if the designated CMT Telerate page is 7052, the week or the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month, as applicable, in which the related interest determination date occurs.

     If the CMT rate cannot be determined as described above, then that rate will be determined in accordance with the following procedures:

     o If that rate is no longer displayed on the relevant page, or is not displayed before 3:00 P.M., New York City time, on the relevant calculation date, then the CMT rate with respect to that interest determination date will be that treasury constant maturity rate, or if the designated CMT Telerate page is 7052, the one-week or one-month, as applicable, average rate, for the designated CMT maturity index as published in the relevant H.15(519).

     o If that rate is no longer published, or is not published by 3:00 P.M., New York City time, on that calculation date, then the CMT rate for that interest determination date will be that treasury constant maturity rate or other United States Treasury rate, or if the designated CMT Telerate page is 7052, the one-week or one-month, as applicable, average rate, for the designated CMT maturity index, for the interest determination date with respect to that interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the designated CMT Telerate page and published in the relevant H.15(519).

     o If that information is not published by 3:00 P.M., New York City time, on the related calculation date, then the CMT rate for the interest determination date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the interest determination date reported, according to their written records, by three leading primary United States government securities dealers, which we call "reference dealers", in The City of New York selected by the calculation agent for the most recently issued direct noncallable fixed rate obligations of the United States, which we call "treasury notes", with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than the designated CMT maturity index minus one year.

     o If the calculation agent cannot obtain three treasury notes quotations as described in the preceding bullet point, the CMT rate for that interest determination date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the interest determination date of three reference dealers in The City of New York, for treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining term to maturity closest to the designated CMT maturity index and in an amount of at least $100,000,000.

     o The three reference dealers referred to in the two preceding bullet points will be selected from five reference dealers in The City of New York selected by the calculation agent and eliminating the highest quotation, or, if there is equality, one of the highest, and the lowest quotation, or, if there is equality, one of the lowest. The reference dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

     o If three or four, and not five, of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of the quotes will be eliminated.

     o If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate will be the CMT rate in effect on that interest determination date or, if the interest determination date is the first interest determination date, the initial interest rate.

     o If two treasury notes with an original maturity as described above have remaining terms to maturity equally close to the designated CMT maturity index, the quotes for the treasury note with the shorter remaining term to maturity will be used.

     When we say "designated CMT Telerate page", we mean the display on the Moneyline Telerate Service, or any successor service, on the page designated in the applicable pricing supplement for the purpose of displaying treasury constant maturities as reported in H.15(519), or any successor page. If no page of this kind is specified in the applicable pricing supplement, the designated CMT Telerate page will be 7052, for the most recent week.

     When we say "designated CMT maturity index", we mean the original period to maturity of the U.S. Treasury securities specified in the applicable pricing supplement with respect to which the CMT rate will be calculated, which will be either 1, 2, 3, 5, 7, 10, 20 or 30 years. If no maturity is specified in the applicable pricing supplement, the designated CMT maturity index will be two years.

BOOK-ENTRY SYSTEM

     Unless we specify differently in the pricing supplement relating to your note, your note will be represented by a global note or notes registered in the name of Cede & Co. and deposited in the book-entry system maintained by The Depository Trust Company, which we refer to as "DTC". If specified in the applicable pricing supplement, notes denominated in currencies other than U.S. dollars may also be issued in book-entry form and registered in the name of a nominee of a common depositary for Clearstream Banking S.A., or "Clearstream, Luxembourg", and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or "Euroclear". See "--Special Provisions Relating to Certain Foreign Currency Notes" below. We sometimes refer to DTC, Clearstream, Luxembourg and Euroclear as the "clearing systems". So long as notes are in book-entry form, all investors in those notes will be indirect beneficial owners, and you will not be able to become a direct holder of those notes except under the special circumstances described below. You should read the subsection "Description of Debt Securities--Global Securities" in the accompanying prospectus for general information about this type of arrangement and your rights under this type of arrangement.

     Upon issuance, all book-entry notes of the same series bearing interest, if any, at the same rate or under the same formula, having the same date of issuance, redemption or repayment provisions, if any, specified currency, stated maturity and other terms will be represented by one or more global notes. Each global note representing book-entry notes will be deposited with, or on behalf of, the relevant depositary or common depositary.

     Upon the issuance of a global note representing book-entry notes, the relevant clearing system will credit the accounts of persons holding through it with the respective principal or face amount of the book-entry notes represented by the global note. These accounts will be designated initially by the agents through which the notes were sold, or by us if the notes are offered and sold directly by us. Ownership of beneficial interests in a global note will be limited to those financial institutions that have accounts with the relevant clearing system or persons that may hold interests through them. Ownership of beneficial interests in a global note by participants will be shown on records maintained by the relevant clearing system, and ownership of beneficial interests in a global note by persons that hold interests through participants will be shown on records maintained by those participants, and the transfer of these ownership interests will be effected only through those records.

     Payment of principal of or any premium or interest on book-entry notes represented by any global note will be made to the depositary or the common depositary, as applicable, or its nominee, as the sole registered owner and the sole holder of the global note. Neither we, the trustee nor any of our agents will have any responsibility or liability for any aspect of the clearing systems' or the common depositary's records relating to beneficial ownership interests in the global notes, for payments made on account of these beneficial ownership interests or for maintaining, supervising or reviewing the records of any clearing system or the common depositary relating to these beneficial ownership interests.

     We expect that upon receipt of any payment on any global note, the relevant clearing system will credit, on its book-entry registration and transfer system, the accounts of the participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of the global note as shown on its records. Payments by these participants to owners of beneficial interests in a global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in street name, and will be the sole responsibility of these participants.

     No global note representing book-entry notes may be exchanged in whole or in part for notes registered in the name of any person other than the applicable depositary or common depositary or its nominee, and no transfer of a global note representing book-entry notes in whole or in part may be registered in the name of any person other than the depositary or the common depositary or their respective nominees, unless:

     o the common depositary or any of the clearing systems is unwilling or unable to discharge its responsibilities properly or, in the case of DTC, has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary registered as a clearing agency under that Act within 90 days,

     o we in our sole discretion determine under the indenture that the global note will be so exchangeable or transferable,

     o any event has occurred and is continuing which, after notice or lapse of time or both, would become an event of default with respect to the securities of the series of which the global note is a part, or

     o there exist the circumstances, if any, in addition to or in lieu of those described above that may be described in the applicable pricing supplement.

     Unless the applicable pricing supplement specifies different authorized denominations, any global note that is exchangeable as described in the preceding paragraph will be exchangeable for individually certificated notes issuable in denominations of $1,000 and integral multiples of $1,000 and registered in the names that the depositary or common depositary holding the global note will direct. We expect that these directions will be based upon directions received by the clearing systems from participants with respect to ownership of beneficial interests in the global note. Except as described above, a global note is not exchangeable, except for a global note of like denomination to be registered in the name of the depositary or the common depositary or their respective nominees. If we issue individually certificated notes, so long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and a transfer agent in Luxembourg. We will also publish a notice in Luxembourg in the LUXEMBURGER WORT or other newspaper of general circulation in Luxembourg if we change the paying agent or transfer agent in Luxembourg and notify the Luxembourg Stock Exchange.

     The laws of some jurisdictions require that some kinds of purchasers of securities take physical delivery of the securities in individually certificated form. The limits described above and laws of the kind described in the preceding sentence may impair the ability to transfer beneficial interests in a global note.

     We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize the participants holding the relevant beneficial interests to give or take the action, and they would authorize beneficial owners owning through them to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

SPECIAL PROVISIONS RELATING TO CERTAIN FOREIGN CURRENCY NOTES

     If specified in the applicable pricing supplement, notes denominated in currencies other than U.S. dollars may also be issued in the form of a DTC global note as well as an international global note registered in the name of a nominee for a common depositary for Euroclear and Clearstream, Luxembourg. In such cases, the following provisions will apply to trading in the secondary market:

     o TRADING BETWEEN EUROCLEAR AND/OR CLEARSTREAM, LUXEMBOURG PARTICIPANTS. Secondary market transfers of book-entry interests in the international global note to purchasers of book-entry interests in the international global note will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the conventional procedures applicable to eurobonds.

     o TRADING BETWEEN DTC PARTICIPANTS. Secondary market transfers of book-entry interests in the DTC global note between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United State corporate debt obligations if payment is effected in United States dollars, or free of payment if payment is not effected in United States dollars. Where payment is not effected in United States dollars, separate payment arrangements outside DTC are required to be made between DTC participants.

     o TRADING BETWEEN DTC SELLER AND EUROCLEAR/CLEARSTREAM, LUXEMBOURG PURCHASER. When book-entry interests in notes are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global note to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in an international global note, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, DTC will instruct the trustee to (1) decrease the amount of notes registered in the name of Cede & Co. and evidenced by the DTC global note and (2) increase the amount of notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg and evidenced by the international global note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg for credit to the relevant accountholder on the first business day following the settlement date.

     o TRADING BETWEEN EUROCLEAR/CLEARSTREAM, LUXEMBOURG SELLER AND DTC PURCHASER. When book-entry interests in the notes are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global note, the Euroclear or Clearstream, Luxembourg accountholder must send to Euroclear or Clearstream, Luxembourg delivery free of payment instructions within its established deadline one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream, Luxembourg accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will (1) transmit appropriate instructions to the trustee who will in turn deliver such book-entry interests in the notes free of payment to the relevant account of the DTC participant and (2) instruct the trustee to decrease the amount of notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg evidenced by the international global note, and to increase the amount of Notes registered in the name of Cede & Co. evidenced by the DTC global note.

THE CLEARING SYSTEMS

     DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agents named on the cover of this prospectus supplement, banks, trust companies, clearing corporations, and other organizations. Some of the participants and/or their representatives are shareholders in DTC. Access to DTC's book-entry system is also available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Clearstream, Luxembourg has advised us that it is incorporated as a bank under Luxembourg law. Clearstream, Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. In the United States, Clearstream,

Luxembourg participants are limited to securities brokers and dealers. Clearstream, Luxembourg participants may include the agents. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg participant may obtain indirect access to Clearstream, Luxembourg.

     Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation. All operations are conducted by Euroclear Bank, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the Euroclear Clearance Systems. Euroclear Clearance Systems establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear Bank has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission. Securities clearance accounts and cash accounts with Euroclear Bank are governed by the terms and conditions governing use of Euroclear and the related operating procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the "terms and conditions". The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

PAYMENT OF PRINCIPAL AND INTEREST

     IN ADDITION TO THIS SUBSECTION, YOU SHOULD READ CAREFULLY THE SUBSECTION ENTITLED "DESCRIPTION OF DEBT SECURITIES--GLOBAL SECURITIES" IN THE ACCOMPANYING PROSPECTUS AND THE SUBSECTION ENTITLED "--BOOK-ENTRY SYSTEM" ABOVE IN THIS PROSPECTUS SUPPLEMENT FOR INFORMATION ABOUT GENERAL PROCEDURES THAT WE MAY FOLLOW IN MAKING PAYMENTS TO YOU.

     Interest and, in the case of amortizing notes, principal will be payable to the registered holder at the close of business on the regular record date next preceding each interest payment date. However, interest payable at maturity, redemption or repayment will be payable to the registered holder to whom principal will be payable. In the case of a global note, that registered holder will be the depositary, the common depositary or its nominee. The first payment of interest and in the case of amortizing notes, principal, on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered holder on that next succeeding regular record date.

     Unless otherwise indicated in the applicable pricing supplement, the "regular record date" means:

     o with respect to any fixed rate note, the January 15 or July 15 next preceding each interest payment date, whether or not that date is a business day, and

     o with respect to any floating rate note, the date 15 calendar days before each interest payment date, whether or not that date is a market day.

PAYMENT DATES

     INTEREST PAYMENT DATES. Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable on the dates specified below, which we call "interest payment dates":

     o in the case of floating rate notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as indicated in the applicable pricing supplement;

     o in the case of floating rate notes that reset quarterly, on the third Wednesday of March, June, September and December of each year;

     o in the case of floating rate notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

     o in the case of floating rate notes that reset annually, on the third Wednesday of the month specified in the applicable pricing supplement.

     In each case, interest will also be payable at maturity, including upon redemption or repayment.

     Payments of interest on any fixed rate note or floating rate note with respect to any interest payment date will include interest accrued to but excluding that interest payment date or date of maturity, as the case may be.

     ADJUSTMENTS TO PAYMENT DATES. The following are some special cases where, absent the following adjustments, a payment date would fall on a day that is not a market day or business day:

     o If an interest payment date, other than at maturity, with respect to any floating rate note would otherwise fall on a day that is not a market day for that note, that interest payment date will be the next succeeding market day for the note and interest will accrue to that market day, or, in the case of a LIBOR note, if that day falls in the next calendar month, the next preceding market day.

     o If the maturity of any floating rate note falls on a day that is not a market day, the required payment of principal or any premium or interest will be made on the next succeeding market day, or, in the case of a LIBOR note, if that day falls in the next calendar month, the next preceding market day, as if made on the date the payment was due. No interest will accrue on the payment for the period from and after the date of maturity to the date of the payment on the next succeeding market day.

     o If any interest payment date or the maturity of a fixed rate note falls on a day that is not a business day, the required payment of principal or any premium or interest will be made on the next succeeding business day as if made on the date the payment was due. No interest will accrue on the payment for the period from and after the interest payment date or the maturity, as the case may be, to the date of the payment on the next succeeding business day.

HOW WE WILL MAKE PAYMENTS ON GLOBAL NOTES

     We will make payments on a global note, including a book-entry only note, in accordance with the policies of the clearing systems as in effect from time to time.

     PAYMENTS DUE IN U.S. DOLLARS. We will make payments directly to the depositary, the common depositary or their respective nominees, as applicable, and not to any beneficial owners who own beneficial interests in the global note. We will do this by making the funds available to the trustee on any interest payment date or at maturity or upon a redemption or repayment date. The trustee will then make the payments to the depositary or the common depositary, as applicable. In the case of global notes for which DTC is the depositary, DTC will allocate and make the payments to DTC participants that hold interests in the notes in accordance with its existing procedures. In the case of global notes held by a common depositary for Clearstream, Luxembourg and Euroclear, the common depositary will allocate the payments to Clearstream, Luxembourg and Euroclear in accordance with their existing procedures and Clearstream, Luxembourg and Euroclear will allocate and make payments to their respective participants in accordance with their respective procedures. An indirect beneficial owner's right to receive those payments will be governed by the rules and practices of the clearing systems and the banks or brokers through which the indirect beneficial owner holds a beneficial interest in the note. Neither we nor the trustee have any responsibility or liability for payments by any depositary, common depositary, clearing system or the banks or brokers.

     BOOK-ENTRY ONLY AND OTHER INDIRECT BENEFICIAL OWNERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     PAYMENTS DUE IN OTHER CURRENCIES. We understand that, under DTC's current practice, DTC elects to have all payments on a global note for which it is the depositary made in U.S. dollars, regardless of the specified currency for the payment, unless notified by a bank or broker participating in its book-entry system, through which an indirect beneficial owner's beneficial interest in the global note may be held, that it elects to receive payment in the specified currency.

     PAYMENTS DUE WITH RESPECT TO GLOBAL NOTES HELD BY DTC AND DENOMINATED IN OTHER CURRENCIES WILL BE MADE IN U.S. DOLLARS UNLESS THE HOLDER TIMELY REQUESTS OTHERWISE.

     Unless otherwise specified in the applicable pricing supplement, an indirect beneficial owner of an interest in a global note held by DTC that is denominated in a currency other than U.S. dollars may elect to receive all or part of the payments on that note in that other currency, provided that the following steps have been properly followed and completed by all parties involved:

     o The indirect beneficial owner must notify the bank or broker, through which its interest is held, of its election. If the election is with respect to any interest payment, the notification must be made on or before the applicable record date. If the election is with respect to any payment of principal or premium, the notification must be made on or before the 15th day before the maturity, redemption or repayment date, as the case may be.

     o The bank or broker must then notify DTC of the indirect beneficial owner's election on or before the third business day after the record date or after that 15th day.

     o DTC must then notify the trustee of the election on or before the fifth business day after the record date or that 15th day.

     If complete instructions are received by the bank or broker and forwarded by the bank or broker to DTC and by DTC to the trustee, on or before the dates noted above, the trustee, in accordance with DTC's instructions, will make the payments to you or your bank or broker by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction outside the United States acceptable to us and the trustee.

     If the foregoing steps are not properly completed, you will receive payments in U.S. dollars.

     In addition, in the case of imposition of exchange controls or any other circumstances beyond our control, we may pay in U.S. dollars the payments due in other currencies. See the subsection entitled "--Currency Exchange Controls" below for information about procedures applicable to payments under these circumstances.

     INDIRECT BENEFICIAL OWNERS WHO OWN BENEFICIAL INTERESTS IN A GLOBAL NOTE HELD BY DTC AND DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO REQUEST PAYMENT IN THE SPECIFIED CURRENCY.

     If the pricing supplement provides for both a DTC global note and an international global note or for only an international global note, then a holder of a beneficial interest in any DTC global note will receive all payments under the DTC notes in United States dollars, unless such holder makes an election, as described herein, for payment in the specified currency. Distributions of principal and interest with respect to the international global note will be credited, in the specified currency, to the extent received by Euroclear or Clearstream, Luxembourg, to the cash accounts of Euroclear or Clearstream, Luxembourg customers in accordance with the relevant clearing system's rules and procedures.

HOW WE WILL MAKE PAYMENTS ON INDIVIDUALLY CERTIFICATED NOTES

     PAYMENTS DUE IN U.S. DOLLARS. If you hold an individually certificated note, and the principal of or any premium or interest due on the note at maturity or upon redemption or repayment is due in U.S. dollars, we will make that payment to you in immediately available funds when you surrender the note at the corporate trust office of the trustee in Atlanta, Georgia, or if the note is listed on the Luxembourg Stock Exchange at that time, at the office of the Luxembourg paying agent. You must present the note to the trustee or the Luxembourg paying agent in time for them to make any payments in accordance with their normal procedures.

     If an interest payment due in U.S. dollars on an individually certificated note is due other than at maturity or upon earlier redemption or repayment, we will make the payment by check mailed to the address of the person entitled to the payment as it appears in the security register. Alternatively, we may wire transfer the payment to an account as may have been appropriately designated by that person.

     PAYMENTS DUE IN OTHER CURRENCIES. Unless otherwise specified in the applicable pricing supplement, payments of interest with respect to any individually certificated note to be made in a specified currency other than U.S. dollars will be made by check mailed to the address of the holder of the note as that address appears in our security register. All checks payable in a specified currency other than U.S. dollars will be drawn on a bank located outside the United States. Payments at maturity of principal of or any premium or interest with respect to any individually certificated note to be made in a specified currency other than U.S. dollars will be made by wire transfer in immediately available funds to an account requested by the holder, provided that the account is with a bank located in the country issuing the specified currency. In the case of payment of principal or any premium or interest due at maturity, you must surrender the individually certificated note to the trustee or the Luxembourg paying agent in time for them to make the payments in accordance with their normal procedures.

     To designate an account for wire payment, the holder must give the trustee or the Luxembourg paying agent appropriate wire instructions at least 15 days before maturity. Any instructions, once properly given, will remain in effect unless and until you properly give new instructions in the manner described above. We will pay any administrative costs imposed by banks for making payments by wire transfer, but holders of the notes must bear any tax, assessment or governmental charge imposed upon the payments.

     PAYMENTS DUE WITH RESPECT TO INDIVIDUALLY CERTIFICATED NOTES DENOMINATED IN OTHER CURRENCIES WILL BE MADE IN U.S. DOLLARS UNLESS THE HOLDER TIMELY REQUESTS OTHERWISE.

CONVERSION TO U.S. DOLLARS

     We are required to pay principal of or any premium or interest on notes in the specified currency of the notes. Unless otherwise specified in the applicable pricing supplement, however, any payment due on a note denominated in a specified currency other than U.S. dollars will be converted by the exchange rate agent specified in the applicable pricing supplement to U.S. dollars for payment to holders.

     When we are required to make payments to a holder in U.S. dollars of an amount due from us in another currency, either on a global note or an individually certificated note as described above, we will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent will request currency bid quotations from three recognized foreign exchange dealers in The City of New York on the second business day before the payment due date, for purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the relevant payment date. One or more of these three dealers may be the exchange rate agent or an agent listed on the cover of this prospectus supplement. The currency bid quotations will be requested on an aggregate basis, for all holders scheduled to receive U.S. dollar payments of amounts payable on the same date in the same specified currency. Each quoting dealer must commit to executing a contract. The U.S. dollar amount the holder receives will be based on the highest currency bid quotation received by the exchange rate agent as of 11:00 A.M, New York City time, on the date of quotation. If the exchange rate agent determines that three currency bid quotations are not available on the second business day before the payment due date, the payment will be made in the specified currency. A holder that receives payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

CURRENCY EXCHANGE CONTROLS

     If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligation by making the payment in U.S. dollars on the basis of the most recently available noon buying rate in The City of New York for cable transfers of the specified currency as quoted by the Federal Reserve Bank of New York. The foregoing will apply to any note, whether in global or individually certificated form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not constitute an event of default under the indenture.

     All determinations referred to above made by the exchange rate agent will be at its sole discretion, except to the extent expressly provided in this prospectus supplement or in the applicable pricing supplement that any determination requires our approval. In the absence of manifest error, the exchange rate agent's determination will be conclusive for all purposes and binding on holders of the notes and us, and the exchange rate agent will have no liability for its determinations.

NOTICES

     For so long as any notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, all notices regarding such notes shall be published in a daily newspaper of general circulation in Luxembourg, which is expected to be the LUXEMBURGER WORT.

     Until such time as any individually certificated notes are issued in relation to any notes that are represented by global notes deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., or registered in the name of a nominee for, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg (and provided that, if such notes are also listed on the Luxembourg Stock Exchange, the rules of the Luxembourg Stock Exchange so permit), we may instead deliver the relevant notice to Euroclear and Clearstream, Luxembourg for communication by them to investors. Any such notice shall be deemed to have been given to the relevant investors on the seventh day after the day on which such notice was given to Euroclear and Clearstream, Luxembourg.

     We understand that, under existing industry practices, in the event that we request any action of holders of notes represented by a global note, or a holder of such notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC, Euroclear or Clearstream, Luxembourg, as applicable, would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through participants to give or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

                         RISKS RELATING TO INDEXED NOTES

     In addition to potential foreign currency risks as described below under "Foreign Currency Risks", an investment in indexed notes presents significant risks not associated with other types of securities. If we issue indexed notes, we will describe relevant risks associated with any particular indexed note more fully in the applicable pricing supplement. Indexed notes may present a high level of risk, and you may lose your entire investment if you purchase indexed notes.

     The treatment of indexed notes for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Prospective purchasers of indexed notes are urged to review the applicable pricing supplement and consult with their own tax advisers.

LOSS OF PRINCIPAL OR INTEREST

     The principal amount of an indexed note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more of the following indices:

     o    currencies, including baskets of currencies;

     o    commodities, including baskets of commodities;

     o    securities, including baskets of securities; or

     o    any other index.

     The direction and magnitude of the change in the value of the relevant index will determine either the principal amount of an indexed note payable at maturity or the amount of interest payable on an interest payment date or both. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed note, you may lose all or a portion of the principal invested in an indexed note and may receive no interest on the note.

     Additionally, if the formula used to determine the amount of principal of or any premium or interest payable with respect to the notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity, security or other index will be increased. The historical experience of the relevant currencies, commodities, securities or other indices should not be taken as an indication of future performance of these currencies, commodities, securities or other indices during the term of any note.

VOLATILITY

     Some currencies, commodities, securities and other indices are highly volatile. The expected principal amount payable at maturity of an indexed note based on a volatile index or the interest rate on an indexed note of this kind may vary substantially from time to time. Because the principal amount payable at the maturity of an indexed note or the interest payable on the note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index.

     The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed note.

AVAILABILITY AND COMPOSITION OF INDICES

     Some indices reference several different currencies, commodities, securities or other financial instruments. The compiler of an index of this kind typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. An alteration of this kind may result in a decrease in the value of or return on an indexed note which is linked to that index.

     An index may become unavailable due to various factors including war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying the index. If an index becomes unavailable, the determination of principal of or interest on an indexed note may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that the alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an indexed note.

     Indexed notes may be linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks applicable to an indexed note of this kind. In addition, there may be less trading in these indices or the assets underlying these indices, which could increase the volatility of these indices and decrease the value of or return on indexed notes relating to these indices.

CREDIT RATINGS

     The credit ratings assigned to our medium-term note program reflect the rating agencies' opinion of our ability to make payments on the notes when due and do not reflect the impact of the factors discussed above on the market value of indexed notes. Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in indexed notes.

                             FOREIGN CURRENCY RISKS

     With respect to any note on which we may make payments of principal, premium or interest with reference to a currency or currencies other than U.S. dollars or which are denominated in a currency other than U.S. dollars, the applicable pricing supplement will include information with respect to any applicable current foreign exchange controls and may include a section on historical exchange rates for the specified currency. We refer to these types of notes as "foreign currency notes". If we provide any historical exchange rate information in the applicable pricing supplement, you should not regard this information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future.

     THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISERS ABOUT THE RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES. IF YOU ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS, THESE NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR YOU.

     THE INFORMATION IN THIS SECTION "FOREIGN CURRENCY RISKS" APPLIES TO YOU ONLY IF YOU ARE A UNITED STATES RESIDENT. WE DISCLAIM ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS WHO ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE, HOLDING OR RECEIPT OF PAYMENTS OF PRINCIPAL OF AND INTEREST ON THE NOTES. IF YOU ARE NOT A UNITED STATES RESIDENT, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISERS WITH REGARD TO THESE MATTERS.

EXCHANGE RATES AND EXCHANGE CONTROLS

     If you invest in foreign currency notes, significant risks that are not associated with a similar investment in a security denominated in U.S. dollars may apply to your investment. These risks include, for example, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks depend on economic and political events over which we have no control, including the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile, and volatility of this kind may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Depreciation of a specified currency other than U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of the note below its coupon rate, and could result in a loss to you on a U.S. dollar basis.

     Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a note's maturity. Even if there are no actual exchange controls, the specified currency for any particular note might not be available at the note's maturity. In that event, we will repay in U.S. dollars on the basis of the most recently available noon buying rate in The City of New York for cable transfers for the specified currency as quoted by the Federal Reserve Bank of New York. See "Description of Notes We May Offer--Payment of Principal and Interest" for a discussion of these payment procedures.

     Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on notes made in a specified currency other than U.S. dollars are likely to be made from an account with a bank located in the country issuing the specified currency. See "Description of Notes We May Offer--Payment of Principal and Interest" for a discussion of these payment procedures.

     Unless otherwise specified in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated.

GOVERNING LAW AND JUDGMENTS

     The notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the notes were commenced in a court in the United States, it is likely that the court would grant judgment relating to the notes only in U.S. dollars. It is not clear, however, whether, in granting judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. New York statutory law provides, however, that a court will render a judgment in the foreign currency of the underlying obligations and that the judgment will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment.

                             UNITED STATES TAXATION

     In the opinion of Davis Polk & Wardwell, the following are the material U.S. federal tax consequences of ownership and disposition of the notes. This discussion only applies to notes purchased by those initial holders who purchase notes at the "issue price", which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and to notes held as capital assets.

     This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as:

     o    certain financial institutions;

     o    insurance companies;

     o    dealers in securities or foreign currencies;

     o    tax-exempt organizations;

     o    persons holding notes as part of a hedge;

     o United States holders, as defined below, whose functional currency is not the U.S. dollar;

     o partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

     o    persons subject to the alternative minimum tax.

     If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we recommend that you consult your own tax adviser.

     This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement.

     This summary is based on the Internal Revenue Code of 1986, as amended to the date of this prospectus supplement, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described in this section. Persons considering the purchase of notes are urged to consult their own tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     As used in this section, the term "United States holder" means a beneficial owner of a note that is for U.S. federal income tax purposes (a) a citizen or resident of the United States; (b) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States; or (c) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. The term United States holder also includes certain former citizens and residents of the United States.

PAYMENTS OF INTEREST

     Interest paid on a note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for U.S. federal income tax purposes provided that the interest is qualified stated interest, as defined below. Special rules governing the treatment of interest paid with respect to original issue discount notes, including certain floating rate notes, foreign currency notes and indexed notes, are described under "--Original Issue Discount," "--Foreign Currency Notes" and "--Indexed Notes" below.

ORIGINAL ISSUE DISCOUNT

     A note that is issued at an issue price less than its stated redemption price at maturity will be considered to have been issued at an original issue discount for U.S. federal income tax purposes and will be referred to as an "original issue discount note" unless the note satisfies a de minimis threshold, as described below, or is a short-term note, as defined below. The stated redemption price at maturity of a note will equal the sum of all payments required under the note other than payments of "qualified stated interest". "Qualified stated interest" is stated interest unconditionally payable as a series of payments (other than in debt instruments of the issuer) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest or, subject to certain conditions, based on one or more indices.

     If the difference between a note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the note will not be considered to have original issue discount. Holders of notes with a de minimis amount of original issue discount will include this original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the note.

     A United States holder of original issue discount notes will be required to include any qualified stated interest payments in income in accordance with the holder's method of accounting for U.S. federal income tax purposes. United States holders of original issue discount notes that mature more than one year from their date of issuance will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, United States holders of original issue discount notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A holder may make a "constant yield election" to include in gross income all interest that accrues on any note, including stated interest, original issue discount, de minimis original issue discount, and unstated interest, in accordance with a constant yield method based on the compounding of interest.

     A note that matures one year or less from its date of issuance, which we call a "short-term note", will be treated as being issued at a discount and none of the interest paid on the note will be treated as qualified stated interest. In general, a cash method United States holder of a short-term note is not required to accrue the discount for U.S. federal income tax purposes unless it elects to do so. Holders who so elect and certain other holders, including those who report income on the accrual method of accounting for U.S. federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless another election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange or retirement of the short-term note will be ordinary income to the extent of the discount accrued on a straight-line basis, or, if elected, according to a constant yield method based on daily compounding, through the date of sale, exchange or retirement. In addition, those holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term notes in an amount not exceeding the accrued discount until the accrued discount is included in income.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange or retirement of a note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the note. A United States holder's adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any original issue discount previously included in income by the holder with respect to the note and reduced by any principal payments that do not constitute qualified stated interest, as defined above. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under "--Payments of Interest" above.

     Except as described below, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Exceptions to this general rule apply, in the case of a short-term note, to the extent of any accrued discount not previously included in the Holder's taxable income. See "--Original Issue Discount" above for information about these exceptions. In addition, other exceptions to this general rule apply in the case of certain foreign currency notes. See "--Foreign Currency Notes" below for information about these exceptions.

FOREIGN CURRENCY NOTES

     The rules applicable to notes that are denominated in a currency or currency unit other than the U.S. dollar, which we refer to as "foreign currency notes", are complex and their application may depend on the holder's particular U.S. federal income tax situation.

     A United States holder who uses the cash method of accounting and who receives a payment of qualified stated interest in U.S. dollars will be required to include the amount of this payment in income upon receipt. A cash method holder who receives a payment of qualified stated interest in a foreign currency, or who receives proceeds from a sale, exchange or other disposition attributable to accrued interest, with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment determined based on a spot rate on the date the payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the United States holder's tax basis in the foreign currency.

     In the case of an accrual method taxpayer, a United States holder will be required to include in income the U.S. dollar value of the amount of interest income, including original issue discount, that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The United States holder will recognize ordinary income or loss with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest is actually received. The amount of ordinary income or loss recognized will equal the difference between the amount of the payment (or, where a holder receives foreign currency, the U.S. dollar value of the foreign currency payment received, determined based on a spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period, as determined above. Rules similar to these rules apply in the case of a cash method taxpayer required to currently accrue original issue discount.

     A United States holder may elect to translate interest income, including original issue discount, into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period (or your taxable year), the spot rate on the date of receipt. A United States holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     Original issue discount on a foreign currency note is to be determined in the relevant foreign currency.

     A United States holder's tax basis in a foreign currency note, and the amount of any subsequent adjustment to the holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A United States holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between the United States holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of a foreign currency note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (a) the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the payment is received or the note is disposed of, and (b) the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the United States holder acquired the note. Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States holder on the sale, exchange or retirement of the foreign currency note. The source of the foreign currency gain or loss will be determined by reference to the residence of the holder or the "qualified business unit" of the holder on whose books the note is properly reflected. Any gain or loss realized by these holders in excess of the foreign currency gain or loss will be capital gain or loss except, in the case of a short-term note, to the extent of any discount not previously included in the holder's income.

     A United States holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of sale, exchange or retirement. A cash method taxpayer who buys or sells a foreign currency note that is traded on an established securities exchange as defined in the applicable Treasury Regulations is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of the purchase or sale. An accrual method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations. This election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States holder on a sale or other disposition of foreign currency, including its exchange for U.S. dollars or its use to purchase foreign currency notes, will be ordinary income or loss.

     United States holders are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.

INDEXED NOTES AND RENEWABLE, EXTENDIBLE AND AMORTIZING NOTES

     The U.S. federal income tax treatment of indexed notes and renewable, extendible and amortizing notes depends on the specific terms of the notes. Prospective purchasers of such notes are urged to review the applicable pricing supplement and consult with their own tax advisers.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States holder will be subject to U.S. backup withholding tax on these payments if the United States holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against the United States holder's U.S. federal income tax liability and may entitle the United States holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     As used in this subsection, the term "non-United States holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes: (a) an individual who is classified as a nonresident for U.S. federal income tax purposes; (b) a foreign corporation; or (c) a foreign estate or trust.

     Subject to the discussions below concerning backup withholding and certification requirements:

     o payments of principal and interest, including original issue discount, if any, on the notes by the Company or any paying agent to any non-United States holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

          o the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and

          o if the note is a registered note, the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below; and

     o a non-United States holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States. A holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes should consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

CERTIFICATION REQUIREMENT

     In the case of a registered note, interest and original issue discount will not be exempt from withholding tax unless the beneficial owner of that note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person. The exemption will not apply to contingent interest if the amount of the interest is determined with reference to the financial performance of the Company or a related person or with reference to changes in the value of the Company's or a related person's assets. Unless otherwise provided in the applicable pricing supplement, the Company does not expect to pay this type of interest.

     If a non-United States holder of a note is engaged in a trade or business in the United States, and if interest, including original issue discount, on the note is effectively connected with the conduct of this trade or business, the non-United States holder will generally be taxed in the same manner as a United States holder, except that the holder will be required to provide to the Company a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisers with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a 30% branch profits tax.

U.S. FEDERAL ESTATE TAX

     A note or coupon held by an individual may be subject to U.S. federal estate tax as a result of the individual's death if:

     o    the individual was a United States Holder;

     o at the time of the individual's death, interest payments on the note would have been subject to U.S. federal withholding tax (without regard to satisfaction of the certification requirement described above); or

     o at the time of the individual's death, interest payments on the note would have been effectively connected to the conduct by the holder of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns will be filed with the United States Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A non-United States holder may be subject to U.S. backup withholding tax on these payments unless the non-United States holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim the exemption from withholding tax on interest and original issue discount described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-United States holder will be allowed as a credit against the non-United States holder's U.S. federal income tax liability and may entitle the non-United States holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     J.P. Morgan Securities Inc., ABN AMRO Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, whom we call the "agents", and we have entered into a distribution agreement dated as of April 18, 2003 with respect to the notes. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes if we satisfy the conditions specified in the distribution agreement. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. We will pay the agents a commission on any notes sold through the agents. The commission will range from 0.150% to 0.750% of the principal amount of the notes depending on the maturity of the notes; provided, however, that commissions with respect to notes with a stated maturity of more than 30 years will be negotiated between us and the applicable agent at the time of sale.

     We may also sell notes to agents who will purchase the notes as principals for their own accounts. Any sale of this kind will be made at a price equal to the issue price specified in the applicable pricing supplement, less a discount. Unless otherwise stated, the discount will equal the applicable commission on an agency sale of notes of the same maturity. Any notes the agents purchase as principals may be resold at the market price or at other prices determined by the agents at the time of resale.

     The agents may resell any notes they purchase to other brokers or dealers at a discount which may include all or part of the discount the agents received from us. If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

     We may sell notes directly on our own behalf. No commission will be paid on any notes sold directly by us. In addition, we have reserved the right to accept offers to purchase notes through additional agents on substantially the same terms and conditions, including commission rates, as would apply to purchases of notes under the distribution agreement referred to above. We have also reserved the right to appoint additional agents to solicit offers to purchase notes. Any additional agents will be named in the applicable pricing supplement.

     Although the final use of proceeds from any sale of the notes has not yet been determined, the proceeds might be used to pay indebtedness owed to affiliates of an agent and, if an amount in excess of 10% of the aggregate net proceeds of any sale of notes is so applied, that sale of notes will be made in accordance with Rule 2710(c)(8) of the NASD Conduct Rules.

     The agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify the several agents against certain liabilities, including liabilities under the Securities Act of 1933.

     The agents may sell to dealers who may resell to investors, and the agents may pay all or part of the discount or commission they receive from us to the dealers. These dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

     The notes are a new issue of securities with no established trading market and are not expected to be listed on any securities exchange in the United States. Application has been made for notes issued during the period of twelve months from the date of this prospectus supplement to be listed on the Luxembourg Stock Exchange. We will specify in the applicable pricing supplement whether the notes will be listed on the Luxembourg Stock Exchange or another securities exchange or will be unlisted. We do not know how liquid the trading market for the notes will be.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

     In connection with the offering, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.

     o Short sales involve the sale by the agents of a greater number of notes than they are required to purchase in the offering.

     o Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     o Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

     o Penalty bids permit the agents to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a syndicate covering transaction or stabilizing purchase.

     Any of these transactions may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. The agents may conduct these transactions in the over-the-counter market or otherwise. If the agents commence any of these transactions, the agents may discontinue them at any time.

     In the ordinary course of their business, the agents and some of their affiliates have engaged in, and may in the future engage in, investment and commercial banking transactions and financial advisory services with us and some of our affiliates.

     No action has been taken by us that would permit a public offering of the notes or possession or distribution of this prospectus supplement, the accompanying prospectus, any pricing supplement or any other offering material in any jurisdiction outside the United States where action for that purpose is required. Each agent will be required to agree that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells any notes or possesses or distributes this prospectus supplement, the accompanying prospectus, any applicable pricing supplement or any other offering material and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of any notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and we shall have no responsibility for such purchases, offers or sales. In particular, each agent will be required to agree on the terms set out below.

     UNITED KINGDOM. Each agent will represent and agree that:

     (a) in relation to notes which have a maturity of one year or more, it has not offered or sold and, prior to the expiry of the period of six months from the issue date of such notes, will not offer or sell any such notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended;

     (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the United Kingdom Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

     (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any issue of notes in, from or otherwise involving the United Kingdom.

     JAPAN.Unless otherwise specified in the applicable pricing supplement, the notes have not been, and will not be, registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law"), and each agent will be required to represent and agree that it will not offer or sell any of the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan except in compliance with the Securities and Exchange Law and any other applicable laws and regulations of Japan.

     GERMANY. Each agent will be required to confirm that it is aware of the fact that no German selling prospectus (VERKAUFSPROSPEKT) has been or will be published with respect to the notes and that it will comply with the

Securities Selling Prospectus Act (the "German Act") of Germany (WERTPAPIER VERKAUFSPROSPEKTGESETZ). In particular, each agent will be required to undertake not to engage in public offering (OFFENTLICHE ANGEBOT) within the meaning of the German Act or other selling activities in Germany with respect to the notes otherwise than in accordance with the German Act and any other act replacing or supplementing the German Act and all other applicable laws and regulations.

     THE NETHERLANDS. Each agent will be required to represent and agree that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any notes with a denomination of less than 450,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exemptions to the prohibition contained in Article 3 of the Dutch Securities Transactions Supervision Act 1995 (WET TOEZICHT EFFECTENWERKEER 1995) is applicable and the conditions attached to such exemption or exception are complied with.

     The applicable pricing supplement may set out further restrictions on the offering or sale of the notes depending on the currency of such notes and the jurisdictions into which such notes are being offered.

                                VALIDITY OF NOTES

     The validity of the notes will be passed upon for us by Michele Coleman Mayes, Esq., Senior Vice President and General Counsel of Pitney Bowes Inc., and by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and for the agents by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004. The opinions of Ms. Mayes, Davis Polk & Wardwell and Sullivan & Cromwell LLP will be based upon, and subject to, assumptions as to future actions required to be taken in connection with the issuance and sale of notes and as to other events which may affect the validity of notes but which cannot be ascertained on the date of the opinions.

                         LISTING AND GENERAL INFORMATION

     Application has been made for permission to list the notes on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange has allocated number 12848 for listing purposes. In connection with the listing application, the Articles of Incorporation and the Bylaws of Pitney Bowes and a legal notice relating to the issuance of the notes have been deposited before listing with the REGISTRE DE COMMERCE ET DES SOCIETES A LUXEMBOURG, where copies of the documents may be obtained upon request. So long as any notes listed on the Luxembourg Stock Exchange are outstanding, copies of the above documents, together with this prospectus supplement, the accompanying prospectus, the indenture, our current annual report (including audited financial statements) and quarterly reports and other periodic reports incorporated by reference in the accompanying prospectus, as well as all future annual reports (including audited financial statements), quarterly reports and other periodic reports incorporated by reference in the accompanying prospectus, will be made available free of charge at the main office of Dexia Banque Internationale a Luxembourg S.A. in Luxembourg. As the parent company, Pitney Bowes conducts its operations directly and through various subsidiaries. Pitney Bowes' Annual Report on Form 10-K for the year ended December 31, 2002 contains a list of all of its subsidiaries. We do not publish any non-consolidated financial statements. Dexia Banque Internationale a Luxembourg S.A. will act as intermediary in Luxembourg between us and the holders of the notes so long as the notes remain in global form. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a listing agent in Luxembourg. The initial listing agent in Luxembourg is Dexia Banque Internationale a Luxembourg S.A.

     The documents incorporated by reference in the accompanying prospectus, copies of the annual reports, quarterly reports, this prospectus supplement and accompanying prospectus and all relevant pricing supplements will be available free of charge at the main office of Dexia Banque Internationale a Luxembourg S.A. in Luxembourg.

     Other than as disclosed or contemplated in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference in these documents, there has been no material adverse change in our financial position since December 31, 2002, the date of our last audited financial statements.

     Other than as disclosed or contemplated in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference in these documents, neither we nor any of our subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes.

     Resolutions relating to the issue and sale of the notes were adopted by our board of directors on July 9, 2001.

     If specified in the applicable pricing supplement, notes may, when issued, be accepted for clearance through DTC, Clearstream, Luxembourg, Euroclear or such other clearing systems as are specified in the applicable pricing supplement and, in the case of notes listed on the Luxembourg Stock Exchange, acceptable to the Luxembourg Stock Exchange.

     We have given an undertaking in connection with the listing of any notes on the Luxembourg Stock Exchange to the effect that, so long as any such notes remain outstanding and listed on such exchange, in the event of any material adverse change in our business or financial position that is not reflected in this prospectus supplement and the accompanying prospectus as then amended or supplemented (including the documents incorporated by reference), we will prepare an amendment or supplement to this prospectus supplement or publish a new document for use with any subsequent offering and listing of any notes by us.

     The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement or the accompanying prospectus.

                                             ANNEX A--FORM OF PRICING SUPPLEMENT

     Set out below is substantially the form of pricing supplement which is expected to be completed for each issuance of notes listed on the Luxembourg Stock Exchange and offered and sold pursuant to this prospectus supplement and the accompanying prospectus. Prospective investors should refer to this prospectus supplement and the accompanying prospectus for a description of the specific terms and conditions of the particular issuance of notes.

Pricing Supplement dated _______________                          Rule 424(b)(3)
(To Prospectus dated November 21, 2001 and                    File No. 333-72304
Prospectus Supplement dated April 18, 2003)                     ISIN No. _______
                                                            Common Code: _______


                                PITNEY BOWES INC.

                            Global Medium-Term Notes
--------------------------------------------------------------------------------
Principal amount:                 Interest rate (if fixed rate note):

Issue price:                      Initial interest rate (if floating rate note):

Agent's discount or commission:   Original issue date:

Net proceeds to Pitney Bowes:     Stated maturity date:

--------------------------------------------------------------------------------
Interest accrual date (if other than original issue date):

Interest payment dates:

Regular record dates:

If floating rate note:

           Interest rate basis or bases:

           Spread (+/-):

           Spread multiplier:

           Maximum interest rate limitation, if any:

           Minimum interest rate limitation, if any:

           Index maturity:

           Interest reset dates:

           Interest determination dates:

           Calculation agent (if other than SunTrust Bank):

           Calculation date:

Original issue discount:  [ ] Yes   [ ] No
           Issue price:
           Total amount of OID:
           Yield to maturity:
           Initial accrual period OID:

Day count convention:
           [ ]  Actual/360
           [ ]  Actual/actual
           [ ]  30/360

Redemption:

        [ ] The notes cannot be redeemed prior to the stated maturity date.
        [ ] The notes can be redeemed prior to the stated maturity date.
            Initial redemption date:
            Initial redemption percentage: ____%
            Annual redemption percentage reduction: ____% until redemption percentage is 100% of the principal amount.

Tax redemption:  [ ] Yes  [ ] No

Repayment:
        [ ] The notes cannot be repaid prior to the stated maturity date.
        [ ] The notes can be repaid prior to the stated maturity date at the option of the holder of the notes.

Optional repayment date(s):

Optional repayment price(s):

Additional amounts payable:  [ ] Yes  [ ] No

Specified currency (if other than U.S. dollars):

Authorized denomination (if other than U.S. $1,000 and integral multiples thereof):

Trustee, registrar, authenticating and paying agent: SunTrust Bank

Exchange rate agent, if any:

Additional paying agent, if any:

Depositaries:
        [ ] Clearstream Banking S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System
        [ ] The Depository Trust Company, Clearstream Banking S.A. and Euroclear
            Bank S.A./N.V., as operator of the Euroclear System

Form:
        [ ] Book-entry (global note to be held on behalf of The Depository Trust
            Company)
        [ ] Book-entry (global note to be held by a common depositary for Clearstream Banking S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System)
        [ ] Book-entry (global note to be held by The Depository Trust Company and a common depositary)

Agent:
        [ ] J.P. Morgan Securities Inc.
        [ ] ABN AMRO Incorporated
        [ ] Barclays Capital Inc.
        [ ] Citigroup Global Markets Inc.
        [ ] Deutsche Bank Securities Inc.
        [ ] Goldman, Sachs & Co.
        [ ] Morgan Stanley & Co. Incorporated
        [ ] Other:________________

Agent acting in the capacity as indicated below:
        [ ] Agent        [ ] Principal

Other provisions:


Responsibility:
We accept responsibility for the information contained in this pricing supplement.

Signed on behalf of Pitney Bowes Inc.

By:_____________________________________
              Duly authorized

               THE ABOVE TERMS HAVE BEEN COMPLETED AS APPLICABLE.

                      This Page Intentionally Left Blank.

                                 $2,000,000,000

                              [PITNEY BOWES LOGO]

                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                PREFERENCE STOCK
                                DEPOSITARY SHARES

                                   ----------

     We may offer and issue debt securities and shares of our preferred and preference stock from time to time. The debt securities and shares of preferred or preference stock may be convertible into or exchangeable for shares of our common stock or other securities. We may offer and issue preferred stock and preference stock either directly or represented by depositary shares. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

     We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

                                   ----------

                The date of this prospectus is November 21, 2001.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND IN MATERIAL WE FILE WITH THE SEC. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, THE SECURITIES DESCRIBED IN THIS PROSPECTUS ONLY WHERE OFFERS AND SALES ARE PERMITTED. SINCE INFORMATION THAT WE FILE WITH THE SEC IN THE FUTURE WILL AUTOMATICALLY UPDATE AND SUPERSEDE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                   ----------

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                           -----
About This Prospectus .....................................................   2
Special Note Regarding Forward-Looking Statements .........................   2
Pitney Bowes Inc. .........................................................   3
Use of Proceeds ...........................................................   3
Ratio of Earnings to Fixed Charges and Ratio of Earnings
  to Fixed Charges and Preferred and Preference Stock Dividends ...........   4
Description of Debt Securities ............................................   5
Description of Preferred Stock and Preference Stock .......................  14
Description of Common Stock ...............................................  17
Description of Depositary Shares ..........................................  23
Plan of Distribution ......................................................  25
Validity of the Securities ................................................  26
Experts ...................................................................  26
Where You Can Find More Information .......................................  26


                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a shelf registration process. Under this shelf registration process, we may issue, from time to time, up to $2,000,000,000 of debt securities, preferred stock, preference stock and depositary shares. Each time we issue any securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In this prospectus and in the documents we incorporate by reference, we may state our views about our future performance. These views, which constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties that are difficult to predict and may cause our actual results to differ materially from the results discussed in those forward-looking statements. Some of the factors that may significantly affect our performance are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is contained in our most recent Annual Report on Form 10-K that is on file with the SEC.

                                PITNEY BOWES INC.

     Pitney Bowes was organized in 1920 and is a Delaware corporation.

     Pitney Bowes operates in three segments:

     o GLOBAL MAILING--Global Mailing includes worldwide revenues from the rental of postage meters and the sale, rental and financing of mailing equipment, including mail finishing and software-based mail creation equipment; software-based shipping, transportation and logistics systems; and related supplies and services.

     o ENTERPRISE SOLUTIONS--Enterprise Solutions consists of Pitney Bowes Management Services and Document Messaging Technologies. Pitney Bowes Management Services includes revenues from facilities management contracts for advanced mailing, reprographic, document management and other high-value services. Document Messaging Technologies includes revenues from the sale, service and financing of high speed, software-enabled production mail systems, sortation equipment, incoming mail systems, electronic statement, billing and payment solutions and mailing software.

     o CAPITAL SERVICES--Capital Services provides large ticket financing and fee-based programs covering a broad range of products and other financial services. Products financed include both commercial and non-commercial aircraft, over-the-road trucks and trailers, locomotives, railcars, rail and bus facilities, office equipment and high-technology equipment, such as data processing and communications equipment.

     On December 11, 2000, Pitney Bowes announced that its Board of Directors approved a formal plan to spin off Pitney Bowes' Office Systems business to stockholders as an independent, publicly-traded company. The transaction is expected to be completed by the end of the fourth quarter of 2001.

     The world headquarters of Pitney Bowes are located at One Elmcroft Road, Stamford, Connecticut 06926-0700 (telephone: 203-356-5000).


                                 USE OF PROCEEDS

     We expect to use the net proceeds from sales of the securities described in this prospectus to repay short-term debt, to repurchase our common stock, to refinance our other indebtedness from time to time and for other general corporate purposes, including possible acquisitions. We will describe our intended use of the proceeds from a particular offering of securities in the related prospectus supplement. Funds not required immediately for any of the previously mentioned purposes may be temporarily invested in marketable securities.

    RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
                  AND PREFERRED AND PREFERENCE STOCK DIVIDENDS

     The following table presents the ratio of our earnings to fixed charges excluding minority interest for the periods indicated:

                SIX MONTHS ENDED
                    JUNE 30,               YEAR ENDED DECEMBER 31,
                ----------------   ---------------------------------------
                 2001     2000     2000     1999    1998     1997     1996
                 ----     ----     ----     ----    ----     ----     ----
                 4.72     4.34     4.37     4.92    4.42     4.10     3.58

     The following table presents the ratio of our earnings to fixed charges and preferred and preference stock dividends excluding minority interest for the periods indicated:

                SIX MONTHS ENDED
                    JUNE 30,               YEAR ENDED DECEMBER 31,
                ----------------   ---------------------------------------
                 2001     2000     2000     1999    1998     1997     1996
                 ----     ----     ----     ----    ----     ----     ----
                 4.71     4.34     4.37     4.92    4.42     4.10     3.57

     For the purpose of computing the above ratios, earnings have been calculated by adding to income from continuing operations before income taxes the amount of fixed charges. Fixed charges consist of interest on debt and a portion of net rental expense deemed to represent interest. These ratios have been reclassified to reflect Pitney Bowes' Office Systems business, which Pitney Bowes plans to spin off to its stockholders in 2001, Atlantic Mortgage & Investment Corporation, which Pitney Bowes sold in 2000, and Colonial Pacific Leasing Corporation, whose operations and assets Pitney Bowes sold in 1998, as discontinued operations. Interest expense and the portion of rent which is representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation. If these amounts had been included, the ratio of earnings to fixed charges excluding minority interest would be 4.54 for first half 2001, 4.21 for first half 2000, 4.21 for 2000, 4.66 for 1999, 3.78 for 1998, 4.00 for 1997 and 3.54 for 1996. If these amounts had been included, the ratio of earnings to fixed charges and preferred and preference stock dividends excluding minority interest would be 4.53 for first half 2001, 4.19 for first half 2000, 4.21 for 2000, 4.65 for 1999, 3.78 for
1998, 4.00 for 1997 and 3.54 for 1996.

                         DESCRIPTION OF DEBT SECURITIES

DEBT MAY BE SENIOR OR SUBORDINATED

     We will issue the senior debt securities under one or more senior debt indentures and the subordinated debt securities under one or more subordinated debt indentures. We will appoint a trustee to act in a fiduciary capacity under each of these indentures. In this prospectus we refer to these senior debt indentures as our "senior debt indenture" and to these subordinated debt indentures as our "subordinated debt indenture". We have filed the form of our senior debt indenture and subordinated debt indenture as exhibits to the registration statement of which this prospectus is a part.

     The senior debt securities will be part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be junior in right of payment to all of our "senior indebtedness", as defined in our subordinated debt indenture. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter preceding the date of that prospectus supplement. Neither indenture limits our ability to incur additional senior indebtedness.

     We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which contains the terms and definitions summarized below as well as additional information regarding the debt securities.

     Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to limitations on liens and limitations on sales and leasebacks, which are included in the senior debt indenture only, and to subordination, which are included in the subordinated indenture only.

     We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates. As a result, you may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on those dates, depending upon the value on those dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked and any material United States federal income tax considerations will be provided in the applicable prospectus supplement.

     Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. We refer to debt securities of this kind that are sold at a discount as "original issue discount securities".

     We may, without the consent of the existing holders of any series of debt securities, issue additional debt securities having the same terms so that the existing debt securities and the new debt securities form a single series under the applicable indenture.

TERMS SPECIFIED IN PROSPECTUS SUPPLEMENT

     The prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

     o    title;

     o    whether the debt securities are senior or subordinated;

     o    aggregate principal amount and purchase price;

     o currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable, if not U.S. dollars;

     o authorized denominations, if other than $1,000 and integral multiples of $1,000;

     o    date of maturity;

     o the interest rate or rates or the method by which a calculation agent will determine the interest rate or rates, if any;

     o    the interest payment dates, if any;

     o any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

     o the name of the trustee and any authenticating agent, paying agent, transfer agent or registrar for the debt securities;

     o whether we will issue the debt securities in definitive form or in the form of one or more global securities;

     o the terms on which holders of the debt securities may convert or exchange these securities into our common stock, preferred stock or preference stock or other securities of Pitney Bowes or other issuers;

     o information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

     o any special United States federal income tax consequences applicable to the debt securities being issued; and

     o any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

REGISTRATION AND TRANSFER OF DEBT SECURITIES

     Holders may exchange their debt securities for debt securities of smaller denominations or combine them into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

     You may present debt securities for exchange and transfer in the manner, at the places and subject to any restrictions described in the applicable prospectus supplement. We will provide you those services free of charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as provided in the applicable indenture.

     If any of the debt securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See "- Global Securities" for more information about those provisions.

DEFEASANCE AND COVENANT DEFEASANCE

     Unless the prospectus supplement states otherwise, we will be able to discharge all of our obligations, other than administrative obligations such as facilitating transfers and exchanges of certificates and replacement of lost or mutilated certificates, relating to a series of debt securities under an indenture by depositing cash and/or U.S.

Government obligations with the trustee in an amount sufficient to make all the remaining payments of principal, premium and interest on those debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel based on a United States Internal Revenue Service ruling or other change in U.S. federal income tax law stating that holders will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

     We can also avoid having to comply with the restrictive covenants in the senior debt indenture, such as the limitation on liens and the limitation on sale and leaseback transactions, by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all the remaining payments of principal, premium and interest on the outstanding debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel stating that holders of those securities will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

SUBORDINATION PROVISIONS

     There are contractual provisions in the subordinated debt indenture that may prohibit us from making payments on our subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, including the debt securities we have issued and will issue under the senior debt indenture.

     The subordinated debt indenture defines senior indebtedness generally as obligations of, or guaranteed or assumed by, Pitney Bowes for borrowed money or evidenced by bonds, notes or debentures or other similar instruments or incurred in connection with the acquisition of property, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness. The subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined in the subordinated debt indenture.

     The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make those payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

     o of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings involving us or a substantial part of our property;

     o a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness, and that default has not been cured or waived or has not ceased to exist;

     o there has occurred any other event of default with respect to senior indebtedness that permits holders or any trustee of the senior indebtedness to accelerate the maturity of the senior indebtedness, even if that maturity is not in fact accelerated, and that event of default has not been cured or waived or has not ceased to exist; or

     o that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

     If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

     Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

     The subordinated debt indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

COVENANTS RESTRICTING LIENS, MERGERS AND OTHER SIGNIFICANT CORPORATE ACTIONS

     IN THE FOLLOWING DISCUSSION, WE USE A NUMBER OF CAPITALIZED TERMS WHICH HAVE SPECIAL MEANINGS UNDER THE INDENTURES. WE PROVIDE DEFINITIONS OF THESE TERMS UNDER "--DEFINITIONS" BELOW.

     LIMITATION ON LIENS. The senior debt indenture provides that so long as any of the senior debt securities remains outstanding, we will not, nor will we permit any Restricted Subsidiary to, issue, assume, guarantee or become liable for any Indebtedness if that Indebtedness is secured by a Mortgage upon any Principal Domestic Manufacturing Plant or upon any shares of stock or Indebtedness of any Restricted Subsidiary without in any such case effectively providing that the senior debt securities will be secured equally and ratably with (or prior to) that Indebtedness, except that the foregoing restrictions will not apply to:

     o Mortgages on property of any corporation existing at the time that corporation is acquired by us or a Restricted Subsidiary (including by way of merger or consolidation) or at the time of a sale, lease or other disposition of substantially all of the properties of a corporation to us or a Restricted Subsidiary, as long as that Mortgage is not extended to cover any property previously owned by us or a Restricted Subsidiary;

     o Mortgages on property of a corporation existing at the time the corporation first becomes a Restricted Subsidiary;

     o Mortgages on any property existing on the date securities are first issued under that indenture or when we acquired that property;

     o Mortgages securing any Indebtedness that a wholly-owned Restricted Subsidiary owes to us or another wholly-owned Restricted Subsidiary;

     o Mortgages that we enter into within specified time periods to finance the acquisition, repair, improvement or construction of any property;

     o mechanics' liens, tax liens, liens in favor of a governmental body to secure progress payments or the acquisition of real or personal property from the governmental body, and other specified liens which were not incurred in connection with any borrowing of money, as long as we are contesting those liens in good faith or those liens do not materially impair the use of any Principal Domestic Manufacturing Plant;

     o Mortgages arising from any judgment, decree or order of a court in a pending proceeding;

     o any extension, renewal or replacement of any of the Mortgages described above, as long as the amount of Indebtedness secured does not exceed the amount originally secured plus any fees incurred in connection with the refinancing.

     Notwithstanding the above, we may issue, assume or guarantee, and may permit any Restricted Subsidiary to issue, assume or guarantee, secured Indebtedness which would otherwise be subject to the foregoing restrictions, provided that the total of the aggregate amount of that Indebtedness then outstanding, excluding secured Indebtedness permitted under the foregoing exceptions, does not exceed 15% of Consolidated Net Tangible Assets.

     THE SUBORDINATED DEBT INDENTURE DOES NOT INCLUDE ANY LIMITATION ON OUR ABILITY TO INCUR THESE TYPES OF LIENS.

     LIMITATION ON SALES AND LEASEBACKS. Under the senior debt indenture, we and our Restricted Subsidiaries are not allowed to enter into any sale and leaseback arrangement involving a Principal Domestic Manufacturing Plant which has a term of more than three years, except for sale and leaseback arrangements between us and a wholly-owned Restricted Subsidiary or between wholly-owned Restricted Subsidiaries, unless:

     o we enter into the sale and leaseback transaction within 180 days after the Principal Domestic Manufacturing Plant is acquired, constructed or placed into service by us;

     o the rent that we pay under the related lease is reimbursed under a contract between us or a Restricted Subsidiary and the United States Government or one of its agencies or instrumentalities;

     o the aggregate amount of all Attributable Debt with respect to sale and leaseback transactions plus all Indebtedness secured by Mortgages on Principal Domestic Manufacturing Plants (with the exception of secured Indebtedness which is excluded as described under "- Limitations on Liens" above) does not exceed 15% of Consolidated Net Tangible Assets; or

     o we apply an amount equal to, in the case of a sale or transfer for cash, the lesser of the net proceeds of the sale or transfer of the Principal Domestic Manufacturing Plant and the net book value, or, in the case of a sale or transfer otherwise than for cash, the lesser of the fair market value of the Principal Domestic Manufacturing Plant and the net book value, within 180 days of the effective date of the sale and leaseback arrangement to the retirement of our or a Restricted Subsidiary's Indebtedness, which may include the senior debt securities. However, we cannot satisfy this test by retiring Indebtedness that we were otherwise obligated to repay within the 180-day period.

     THE SUBORDINATED DEBT INDENTURE DOES NOT INCLUDE ANY LIMITATIONS ON SALES AND LEASEBACKS.

     CONSOLIDATION, MERGER OR SALE OF ASSETS. The senior debt indenture provides that we will not consolidate or merge with or into any other corporation and will not sell, lease or convey our properties and assets as an entirety, or substantially as an entirety, to another corporation if, as a result of that action, any of our assets would become subject to a mortgage, unless either:

     o that mortgage could be created under the senior debt indenture without equally and ratably securing the senior debt securities; or

     o the senior debt securities will be secured equally and ratably with or prior to the Indebtedness secured by that mortgage.

     Each of the indentures provides that we may consolidate or merge or sell all or substantially all of our assets if:

     o we are the continuing corporation or if we are not the continuing corporation, the continuing corporation is organized and existing under the laws of the United States of America or any state of the United States or the District of Columbia and assumes by supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on, the debt securities and the due and punctual performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us; and

     o we are not, or the continuing corporation is not, in default in the performance of any covenant or condition of the applicable indenture to be performed by us immediately after the merger, consolidation or sale of assets.

DEFINITIONS

     "Attributable Debt" in respect of a sale and leaseback arrangement is defined in the senior debt indenture to mean, at the time of determination, the lesser of:

     o the sale price of the Principal Domestic Manufacturing Plant to be leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease and the denominator of which is the base term of the lease; and

     o the total rental payments under the lease discounted to present value using an interest factor determined in accordance with generally accepted financial practice. However, if we cannot readily determine that interest factor, we will use an annual rate of 11%, compounded semiannually. We will also exclude from rental payments any amounts paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which are not payments for property rights.

     "Consolidated Net Tangible Assets" is defined in the senior debt indenture to mean as of any particular time, the aggregate amount of assets after deducting current liabilities, goodwill, patents, copyrights, trademarks, and other intangibles, in each case as shown on our most recent consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

     "Consolidated Net Worth" is defined in the senior debt indenture to mean the sum of (1) the par value of our capital stock, (2) our capital in excess of par value and (3) retained earnings, in each case as shown on our most recent consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

     "Indebtedness" is defined in the senior debt indenture to mean any notes, bonds, debentures or other similar indebtedness for money borrowed.

     "Mortgage" is defined in the senior debt indenture to mean a mortgage, security interest, pledge or lien.

     "Principal Domestic Manufacturing Plant" is defined in the senior debt indenture to mean any manufacturing or processing plant or warehouse (other than any plant or warehouse which, in the opinion of our Board of Directors, is not material to our total business), including land and fixtures, which is owned by us or a subsidiary, located in the United States and has a gross book value (without deduction of any depreciation reserves) on the determination date of more than 1% of our Consolidated Net Worth.

     "Restricted Subsidiary" is defined in the senior debt indenture to mean any Subsidiary of ours which

     o is organized under the laws of the United States or any state of the United States or the District of Columbia;

     o transacts all or a substantial part of its business in the United States; and

     o    owns a Principal Domestic Manufacturing Plant.

     However, "Restricted Subsidiary" does not include Pitney Bowes Credit Corporation or any other Subsidiary which

     o is primarily engaged in providing or obtaining financing for the sale or lease of products that we or our Subsidiaries sell or lease or is otherwise primarily engaged in the business of a finance company; or

     o is primarily engaged in the business of owning, developing or leasing real property other than a Principal Domestic Manufacturing Plant.

     "Subsidiary" is defined in both indentures to mean any corporation of which at least a majority of the outstanding voting stock is owned by us, or by us and one or more Subsidiaries, or by one or more Subsidiaries.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     The indentures provide that the following events will be events of default with respect to the debt securities of a series:

     o we default in the payment of any interest on the debt securities of that series for 30 days or more;

     o we default in the payment of any principal or premium on the debt securities of that series on the date that payment was due;

     o we default in making any sinking fund payment on the debt securities of that series on the date that payment was due;

     o we breach any of the other covenants applicable to that series of debt securities and that breach continues for 90 days or more after we receive notice from the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series;

     o we commence bankruptcy or insolvency proceedings or consent to any bankruptcy relief sought against us; or

     o we become involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against us, if that order remains in effect for more than 60 consecutive days.

     The prospectus supplement may specify additional events of default that may be applicable to debt securities of a series.

     The trustee or the holders of 25% of the aggregate principal amount of debt securities of a series may declare all of the debt securities of that series to be due and payable immediately if an event of default with respect to a payment occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities of each affected series voting as one class may declare all of the debt securities of each affected series due and payable immediately if an event of default with respect to a breach of a covenant occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities outstanding under the applicable indenture voting as one class may declare all of the debt securities outstanding under that indenture due and payable immediately if a bankruptcy event of default occurs. The holders of a majority of the aggregate principal amount of the debt securities of the applicable series or number of series may annul a declaration or waive a past default with respect to that series except for a continuing payment default and only if all other events of default with respect to that series have been cured or waived. If any of the affected debt securities are original issue discount securities, by principal amount we mean the amount that the holders would be entitled to receive by the terms of that debt security if the debt security were declared immediately due and payable.

     The holders of a majority in principal amount of the debt securities of any or all series affected and then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee under the indentures. Notwithstanding the foregoing, a trustee will not have to follow any direction unless the holders of the debt securities offer to reimburse the trustee for the costs, expenses and liabilities which the trustee might incur in compliance with the request.

     If we have placed funds on deposit with the trustee to avoid having to comply with the restrictive covenants in the senior debt indenture and the debt securities are declared due and payable because of an event of default, the funds on deposit will be sufficient to pay amounts due on the debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities at the time the debt securities are declared due and payable. In that case, we would remain liable for any deficiency.

     Each indenture requires that we file a certificate each year with the applicable trustee stating that there are no defaults under the indenture. Each indenture permits the applicable trustee to withhold notice to holders of debt securities of any default other than a payment default if the trustee considers it in the best interests of the holders.

MODIFICATION OF INDENTURES

     We can enter into a supplemental indenture with the applicable trustee to modify any provision of the applicable indenture or any series of debt securities without obtaining the consent of the holders of any debt securities if the modification does not adversely affect the holders in any material respect. In addition, we can generally enter into a supplemental indenture with the applicable trustee to modify any provision of the indenture or any series of debt securities if we obtain the consent of the holders of a majority of the aggregate principal amount of outstanding debt securities of each affected series voting as one class. However, we need the consent of each affected holder in order to:

     o change the date on which any payment of principal or interest on any debt security is due;

     o reduce the amount of any principal, interest or premium due on any debt security;

     o    change the currency or location of any payment;

     o impair the right of any holder to bring suit for any payment after its due date; or

     o reduce the percentage in principal amount of debt securities required to consent to any modification or waiver of any provision of the indenture or the debt securities.

FORM OF DEBT SECURITIES

     Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire series of securities issued at one time. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by the global securities. The depositary maintains a computerized system that will reflect the beneficial ownership of the securities through accounts maintained by broker/dealers, banks, trust companies or other representatives, as we explain more fully below under "--Global Securities."

GLOBAL SECURITIES

     We may issue the debt securities of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to that series and registered in the name of the depositary or its nominee. Unless we specify a different depositary in a prospectus supplement, the depositary for any global securities we issue will be The Depository Trust Company, or DTC, New York, New York. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by the global securities. Unless and until the depositary exchanges a global security in whole or in part for securities in definitive registered form, the global security may not be transferred except in whole or in part by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of that successor.

     If not described below, any specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for that global security, which we call "participants", or persons that may hold interests through participants. Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by the global security beneficially owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the securities. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for the global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

     The laws of some states may require that some purchasers of securities take physical delivery of their securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of their securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary for that global security would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal, premium, if any, and interest, if any, on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. We and the trustees or any of our or their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of the global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or representatives of which) are also owners of DTC. Access to DTC's book-entry systems is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue the debt securities in definitive form in exchange for that global security. We will also issue debt securities of any series in definitive form in exchange for the global securities representing the securities of that series if any event occurs and is continuing which, after notice or lapse of time, or both, would become an event of default with respect to the securities of that series. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of that series in definitive form in exchange for all of the global security or securities representing those debt securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary will instruct the relevant trustee. We expect that those instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

               DESCRIPTION OF PREFERRED STOCK AND PREFERENCE STOCK

     The following description of the material terms of our preferred stock and preference stock is based on the provisions of our restated certificate of incorporation, as amended. For more information as to how you can obtain a current copy of our restated certificate of incorporation, see "Where You Can Find More Information."

     Our restated certificate of incorporation, as amended, authorizes the issuance of 600,000 shares of cumulative preferred stock, par value $50.00 per share, 5,000,000 shares of preference stock, without par value, and 480,000,000 shares of common stock, par value $1.00 per share.

PREFERRED STOCK

     We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to determine the voting powers, if any, designations and powers, preferences and rights, and the qualifications, limitations or restrictions, for each series of preferred stock that may be issued and to fix the number of shares of each series.

     At August 31, 2001, there were 488 shares of our 4% Convertible Cumulative Preferred Stock outstanding. Each share of our outstanding 4% preferred stock is entitled to cumulative dividends at the rate of $2 per year, can be redeemed at our option, in whole or in part at any time, at a price of $50 per share, plus dividends accrued to the redemption date, and is convertible into 24.24 shares of our common stock, subject to anti-dilution adjustment.

     DIVIDENDS. Holders of preferred shares of each series will be entitled to receive, when and as declared by our board of directors out of funds legally available for the payment of dividends, cumulative dividends at the rate determined by our board of directors for that series, and no more. Dividends on the preferred shares will accrue from the date fixed by our board of directors for that series. Unless we have declared and paid in full all dividends payable on all of our outstanding preferred shares for the current period and all prior periods, we will not be allowed to make any dividend payments on any class of stock that is subordinate to our preferred shares and we will not be allowed to redeem or otherwise repurchase any shares of any class of stock which ranks equally with or subordinate to our preferred shares.

     Accrued and unpaid dividends on the preferred shares will not bear interest.

     REDEMPTION. The terms, if any, on which preferred shares of any series may be redeemed will be described in a prospectus supplement.

     If we decide to redeem fewer than all of the outstanding preferred shares of any series, we will determine the method of selecting which shares to redeem.

     CONVERSION OR EXCHANGE RIGHTS. The prospectus supplement relating to any series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for shares of common or preference stock or another series of preferred stock of Pitney Bowes or securities of any third party.

     LIQUIDATION. In the event of our voluntary or involuntary liquidation, before any distribution of assets will be made to the holders of any class of shares ranking subordinate to the preferred shares as to assets, the holders of the preferred shares of each series will be entitled to receive out of our assets available for distribution to our shareholders the sum of the par value for that series and all accrued and unpaid dividends on those shares. In the event of a voluntary liquidation, the holders of preferred shares also will receive the premium, if any, assigned to that series. The holders of all series of preferred shares are entitled to share ratably, in accordance with the respective amounts payable on their shares, in any distribution upon liquidation which is not sufficient to pay in full the aggregate amounts payable on all of those shares. After payment in full of the liquidation price of the preferred shares, the holders of those shares will not be entitled to any further participation in any distribution of our assets. Neither the consolidation or merger of Pitney Bowes with or into any other corporation or corporations, nor the merger or consolidation of any other corporation into and with Pitney Bowes, will be deemed to be a voluntary or involuntary liquidation if the transaction is consented to by the holders of 662/3% of the outstanding preferred shares. However, the sale, exchange or transfer of all or substantially all of the assets of Pitney Bowes will be deemed a voluntary liquidation of Pitney Bowes for purposes of payment of the liquidation price of the preferred shares.

     VOTING. The preferred shares of a series will not be entitled to vote, except as provided below or in the applicable prospectus supplement unless required by applicable law. Unless otherwise indicated in the prospectus supplement relating to a series of preferred shares, each share of a series will be entitled to one vote on matters on which holders of that series are entitled to vote. However, we may not alter certain rights and preferences of the preferred shares without the affirmative vote of the holders of at least two-thirds of the affected outstanding preferred shares, voting as a class. In addition, whenever dividends on the preferred shares are in arrears in an aggregate amount equal to six quarterly dividend periods or we fail to retire or repurchase any shares of preferred stock that we are obligated to retire or repurchase, then the holders of all series of outstanding preferred shares, voting as a class, will be entitled to elect one-third of the total number of directors, but not less than three directors. We may not increase the amount of preferred shares or authorize or create any shares of any other class of stock ranking equal to the preferred shares as to dividends or assets or otherwise without the consent of the holders of at least a majority of all the outstanding preferred shares, voting as a class.

PREFERENCE STOCK

     We may issue preference stock from time to time in one or more series, without stockholder approval. The preference shares rank as to dividends and assets junior to the preferred shares but senior to the common stock and to any other capital stock of Pitney Bowes that we may authorize in the future, other than capital stock that ranks senior or equal to the preference shares and that is authorized as described below under "--Voting". Each series of preference shares will rank equally to each other series of preference shares as to dividends and assets, unless the prospectus supplement relating to a particular series of preference shares states that the shares of that series rank junior to the other series of preference shares as to dividends or assets or both.

     Subject to the limitations prescribed by law, our board of directors is authorized to determine the voting powers, if any, designations and powers, preferences and rights, and the qualifications, limitations or restrictions for each series of preference stock that may be issued and to fix the number of shares of each series.

     At August 31, 2001, there were 59,774 shares of $2.12 Convertible Preference Stock outstanding. Each share of our outstanding $2.12 preference stock is entitled to cumulative dividends at the rate of $2.12 per year, can be redeemed at our option, in whole or in part at any time, at a price of $28 per share, plus dividends accrued to the redemption date, and is convertible into 16 shares of our common stock, subject to anti-dilution adjustment.

     DIVIDENDS. Holders of preference shares of each series will be entitled to receive, when and as declared by our board of directors out of funds legally available for the payment of dividends, cumulative dividends at the rate determined by our board of directors for that series, and no more. Dividends on the preference shares will accrue from the date fixed by our board of directors for that series. Because the preference shares rank junior to the preferred shares, unless we have declared and paid in full all dividends payable on all of our outstanding preferred shares for the current period and all prior periods, we will not be allowed to make any dividend payments on the preference shares and we will not be able to redeem or repurchase any preference shares. We will also not be allowed to make any dividend payment on any series of preference shares unless at the same time we pay dividends, in the same proportion to the preferential dividend rates, for each other series of preference shares ranking equally with that series. In addition, unless we have paid in full all dividends payable on all of our outstanding preference shares for the current period and all prior periods, we will not be allowed to make any dividend payments on any class of stock that is subordinate to our preference shares and we will not be allowed to redeem or otherwise repurchase any shares of any class of stock which ranks equally with or subordinate to our preference shares.

     REDEMPTION. The terms, if any, on which preference shares of any series may be redeemed will be described in a prospectus supplement.

     If we decide to redeem fewer than all of the outstanding preference shares of any series, we will determine the method of selecting which shares to redeem.

     CONVERSION OR EXCHANGE RIGHTS. The prospectus supplement relating to any series of preference stock that is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for shares of common stock or another series of preference stock of Pitney Bowes or securities of any third party.

     LIQUIDATION. In the event of our voluntary or involuntary liquidation, before any distribution of assets is made to the holders of any class of shares ranking as to assets subordinate to the preference shares, the holders of the preference shares of each series will be entitled to receive out of our assets available for distribution to our shareholders the preferential amount, in cash, that will be determined by our board of directors for that series when that series is established and all accrued and unpaid dividends on those shares, but the holders of the preference shares will not be entitled to receive the liquidation price of their shares until the liquidation price of the preferred shares outstanding at the time has been paid in full. The holders of all series of preference shares are entitled to share ratably, in accordance with the respective amounts payable on their shares, in any distribution upon liquidation which is not sufficient to pay in full the aggregate amounts payable on those shares, except to the extent that the prospectus supplement relating to a particular series of preference shares states that the shares of that series rank junior to the other series of preference shares as to dividends or assets. After payment in full of the liquidation price of the preference shares, the holders of those shares will not be entitled to any further participation in any distribution of our assets.

     VOTING. The preference shares of a series will not be entitled to vote, except as provided below or in the applicable prospectus supplement and as required by applicable law. Unless otherwise indicated in the prospectus supplement relating to a series of preference shares, each share of a series will be entitled to one vote on matters on which holders of that series are entitled to vote. Notwithstanding the foregoing, we may not create, authorize or increase the authorized amount of any class of stock having preference or priority as to dividends or assets over the preference shares without the affirmative vote of the holders of at least two-thirds of the preference shares, irrespective of series. We may not increase the authorized amount of preference stock or of any previously authorized class of stock ranking equally with the preference stock as to dividends or assets, or authorize or create any class of stock ranking equally with the preference stock as to dividends or assets, without the consent of the holders of a majority of the outstanding preference shares, irrespective of series. Whenever dividends on the preference shares are in arrears in an aggregate amount equal to six quarterly dividend periods, then the holders of preference shares, voting as a class, will be entitled to elect two directors.

                           DESCRIPTION OF COMMON STOCK

     The following description of the material terms of our common stock is based on the provisions of our restated certificate of incorporation, as amended. For more information as to how you can obtain a current copy of our restated certificate of incorporation, see "Where You Can Find More Information".

     We do not intend to offer common stock directly with this prospectus. We may issue debt securities or preferred or preference stock under this prospectus that are convertible into Pitney Bowes' common stock. If a series of securities is convertible into common stock, the prospectus supplement will state the initial conversion price per share at which the securities may be converted.

     Subject to the rights of the holders of any of our preferred stock or preference stock then outstanding, holders of common stock are entitled to one vote per share on matters to be voted on by our stockholders and to receive dividends, if any, when declared from time to time by our board of directors in its discretion out of legally available funds. Upon our liquidation or dissolution, holders of common stock are entitled to receive proportionately all assets remaining after payment of all liabilities and liquidation preference on any shares of preferred stock or preference stock outstanding at the time. Holders of common stock have no preemptive or other subscription rights other than the rights described below under "--Stockholder Rights Agreement", and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. As of August 31, 2001, there were approximately 244,829,461 shares of our common stock outstanding, net of 78,508,451 shares of treasury stock, and approximately 18,772,315 shares reserved for issuance upon exercise of outstanding stock options and conversion of our 4% preferred shares and $2.12 preference shares. All of our outstanding common stock is fully paid and non-assessable, which means that the holders have paid their purchase price in full and we may not ask them for additional funds, and all of the shares of common stock that may be offered with this prospectus will be fully paid and non-assessable when issued.

     The transfer agent and registrar for our common stock is First Chicago Trust Company of New York, a division of Equiserve LP.

     Our common stock is listed on the New York Stock Exchange under the ticker symbol "PBI".

STOCKHOLDER RIGHTS AGREEMENT

     On December 11, 1995, we entered into a stockholder rights agreement. The material provisions of that rights agreement are summarized below. However, since the terms of our rights agreement are complex, this summary may not contain all of the information that is important to you. For more information, you should read the agreement, which is filed as an exhibit with the SEC. See "Where You Can Find More Information" for information on how to obtain a copy.

     Our rights agreement currently provides that each share of our outstanding common stock has one right to purchase one-two-hundredth of a share of our Series A Junior Participating Preference Stock. The purchase price per one-two-hundredth of a share of preference stock under the stockholder rights agreement is $97.50. The rights are not exercisable until they separate from the common stock, as described below.

     Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock, but the rights will be represented by separate certificates on the day 10 days after someone acquires at least 20% of our common stock, or approximately 10 days after someone commences a tender offer for at least 20% of our outstanding common stock.

     After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights. All shares of our common stock issued prior to the date the rights separate from the common stock have been and will be issued with the rights attached. Until the rights separate from the common stock, each right will be transferable only with the related share of common stock. The rights will expire on February 20, 2006 unless we redeem or exchange them earlier.

     If an acquiring person obtains or has the right to obtain at least 20% of our common stock and none of the events described in the next paragraph have occurred, then each right will entitle the holder to purchase for $97.50 a number of shares of our common stock having a then current market value of $195.00.

     If an acquiring person obtains or has the right to obtain at least 20% of our common stock, then each right will entitle the holder to purchase for $97.50 a number of shares of common stock of the acquiring person having a then current market value of $195.00 if any of the following occurs:

     o    we merge into another entity;

     o    an acquiring entity merges into us; or

     o    we sell 50% or more of our assets or earning power.

     Under our rights agreement, any rights that are or were owned by an acquiring person of more than 20% of our outstanding common stock will be null and void.

     Our rights agreement contains exchange provisions which provide that after an acquiring person obtains 20% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of our common stock, at an exchange ratio of one share of common stock or one two-hundredth of a share of Series A Junior Participating Preference Stock per right.

     Our board of directors may, at its option, redeem all of the outstanding rights at a redemption price of $0.005 per right, subject to adjustment, prior to the earlier of (1) the time that an acquiring person obtains 20% or more of our outstanding common stock, or (2) the final expiration date of the rights agreement. The ability to exercise the rights will terminate upon the action of our board of directors ordering the redemption of the rights, and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as stockholders, such as the right to vote or receive dividends, simply by virtue of holding the rights. The rights agreement includes anti-dilution provisions designed to prevent efforts to diminish the effectiveness of the rights.

     For so long as the rights are redeemable, we may amend the rights agreement in any respect. At any time when the rights are no longer redeemable, we may amend the rights in any respect that does not adversely affect the holders of rights.

     Our rights agreement contains provisions that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired, redeemed or declared invalid. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board of directors to negotiate with an acquiror on behalf of all of the stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation provides that a director of Pitney Bowes will not be liable to Pitney Bowes or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law.

     Our certificate of incorporation also provides for indemnification, to the fullest extent permitted by the Delaware General Corporation Law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that the person is or was a director or officer of Pitney Bowes, or, at the request of Pitney Bowes, serves or served as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person in connection with the action, suit or proceeding. Our certificate of incorporation also provides that, to the extent authorized from time to time by our board of directors, Pitney Bowes may provide to employees and other agents of Pitney Bowes rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred by the certificate of incorporation on directors and officers of Pitney Bowes or persons serving at the request of Pitney Bowes as directors, officers, employees or agents of any other enterprise.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the Delaware General Corporation Law applies to Pitney Bowes. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder", as defined in Section 203, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder", as defined in Section 203, is a person who, together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between Pitney Bowes and an interested stockholder is prohibited unless it satisfies one of the following conditions:

     o before the stockholder became an interested stockholder, the board of directors of Pitney Bowes must have approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Pitney Bowes outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

     o the business combination is approved by the board of directors of Pitney Bowes and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

     See also "--Certain Anti-Takeover Matters--Vote Required for Certain Business Combinations" below for information abouT provisions in our certificate of incorporation that impose requirements similar to those of Section 203.

CERTAIN ANTI-TAKEOVER MATTERS

     Our certificate of incorporation and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

     VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. Our certificate of incorporation generally requires the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of Pitney Bowes entitled to vote generally in the election of directors, which we call "voting stock", voting together as a single class, in addition to any other affirmative vote required by law or the certificate of incorporation, to approve:

     o any merger or consolidation of Pitney Bowes or any of its subsidiaries with an "interested stockholder", as defined in the certificate of incorporation and described below, or any other corporation which is, or after the merger or consolidation would be, an affiliate of an interested stockholder;

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested stockholder or any affiliate of any interested stockholder of any assets of Pitney Bowes or any of its subsidiaries having an aggregate fair market value of $50,000,000 or more;

     o the issuance or transfer by Pitney Bowes or any of its subsidiaries of any securities of Pitney Bowes or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value of $50,000,000 or more;

     o the adoption of any plan or proposal for the liquidation or dissolution of Pitney Bowes proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder; or

     o any reclassification of securities or recapitalization of Pitney Bowes, or any merger or consolidation of Pitney Bowes with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Pitney Bowes or any of its subsidiaries which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

     An "interested stockholder" means any person, other than Pitney Bowes or any of its subsidiaries, who or which:

     o beneficially owns, directly or indirectly, more than 20% of the voting power of the outstanding shares of voting stock;

     o is an affiliate of Pitney Bowes and at any time within the two-year period immediately before the date in question beneficially owned, directly or indirectly, 20% or more of the voting power of the then outstanding voting stock; or

     o is the assignee of any shares of voting stock which were at any time within the two-year period immediately before the date in question beneficially owned by an interested stockholder, if the assignment of those shares occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     The special voting requirement described above will not apply to a transaction of any of the kinds described above, and that transaction will require only any affirmative vote that is required by law and any other provisions of our certificate of incorporation, if either:

     o a majority of our "disinterested directors" approve the transaction; "disinterested director" means any director who is unaffiliated with the interested stockholder and was a member of the board of directors before the interested stockholder became an interested stockholder, and any successor of a disinterested director who is unaffiliated with the interested stockholder and is recommended to succeed the disinterested director by a majority of disinterested directors then on the board; or

     o    all of the following conditions are met:

          - the aggregate amount of the cash and the fair market value as of the date of consummation of the transaction of consideration other than cash to be received per share by holders of common stock in the transaction is at least equal to the higher of the following: (a) the highest per share price paid by the interested stockholder for any shares of common stock acquired by it within the two-year period immediately before the first public announcement of the proposal of the transaction, which we call the "announcement date", or in the transaction in which it became an interested stockholder, whichever is higher, and (b) the fair market value per share of common stock on the announcement date or the date on which the interested stockholder became an interested stockholder, whichever is higher;

          - the aggregate amount of the cash and the fair market value as of the date of consummation of the transaction of consideration other than cash to be received per share by holders of shares of any other class of outstanding voting stock is at least equal to the highest of the following: (a) the highest per share price paid by the interested stockholder for any shares of that class of voting stock acquired by it within the two-year period immediately before the announcement date or in the transaction in which it became an interested stockholder, whichever is higher;
               (b) the highest preferential amount per share to which the holders of shares of that class of voting stock are entitled upon any voluntary or involuntary liquidation, dissolution or winding up of Pitney Bowes; and (c) the fair market value per share of that class of voting stock on the announcement date or the date on which the interested stockholder became an interested stockholder, whichever is higher;

          - the consideration to be received by holders of a particular class of outstanding voting stock will be in cash or in the same form as the interested stockholder has previously paid for shares of that class of voting stock; if the interested stockholder has paid for shares of any class of voting stock with varying forms of consideration, the consideration for that class will be either cash or the form used to acquire the largest number of shares of that class previously acquired by it;

          - after the interested stockholder has become an interested stockholder and before the consummation of the transaction: (a) except as approved by a majority of the disinterested directors, Pitney Bowes has not failed to declare and pay at the regular date any full quarterly dividends on the outstanding preferred stock or preference stock; (b) except as approved by a majority of the disinterested directors, Pitney Bowes has not reduced the annual rate of dividends on the common stock or failed to increase that rate to reflect any reclassification of the outstanding shares of common stock, including any reverse stock split; (c) the interested stockholder has not become the beneficial owner of any additional shares of voting stock except as part of the transaction which results in the interested stockholder becoming an interested stockholder;

          - after the interested stockholder has become an interested stockholder, the interested stockholder has not received the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by Pitney Bowes; and

          - a proxy or information statement describing the proposed transaction and complying with the requirements of the Exchange Act and the rules and regulations under that Act has been mailed to public stockholders of Pitney Bowes at least 30 days before the consummation of the transaction, whether or not the proxy or information statement is required to be mailed under that Act.

     CLASSIFIED BOARD OF DIRECTORS. Our certificate of incorporation provides for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors. In addition, the stockholders of Pitney Bowes can only remove directors, with or without cause, by the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock, voting together as a single class. Except to the extent that the holders of preferred stock and preference stock have the right to fill vacancies on the board of directors in some circumstances, vacancies on our board of directors may be filled only by our board of directors. The classification of directors and the inability of stockholders to remove directors without the vote of at least 80% of the outstanding shares of voting stock or to fill vacancies on the board of directors make it more difficult to change the composition of our board of directors, but promote a continuity of existing management.

     ADVANCE NOTICE REQUIREMENTS. Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of stockholders of Pitney Bowes. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of Pitney Bowes before the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals other than nomination of director candidates must be received at the principal executive offices of Pitney Bowes not less than 90 days before an annual meeting at which the proposals are to be presented, and notice of stockholder nominations of director candidates to be presented at an annual or special meeting must be received not later than (1) 90 days before the annual meeting or (2) the close of business on the seventh day following the date on which notice of the special meeting is first given to stockholders, as applicable. The notice must contain certain information specified in the by-laws.

     NO ABILITY OF STOCKHOLDERS TO CALL SPECIAL MEETINGS. Our certificate of incorporation and by-laws deny stockholders the right to call a special meeting of stockholders, except to the extent that holders of preferred stock or preference stock have the right to call a special meeting in some circumstances. Our certificate of incorporation and by-laws provide that, except to that extent, only the board of directors may call special meetings of the stockholders.

     NO WRITTEN CONSENT OF STOCKHOLDERS. Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit our stockholders to act by written consent without a meeting.

     AMENDMENT OF BY-LAWS AND CERTIFICATE OF INCORPORATION. Our certificate of incorporation requires the approval of not less than 80% of the voting power of all outstanding shares of voting stock, voting as a single class, to amend any of the provisions of the certificate of incorporation and by-laws described in this section. Those provisions make it more difficult to dilute the anti-takeover effects of our by-laws and our certificate of incorporation.

     BLANK CHECK PREFERRED AND PREFERENCE STOCK. Our certificate of incorporation provides for 600,000 authorized shares of preferred stock and 5,000,000 authorized shares of preference stock. The existence of authorized but unissued shares of preferred and preference stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of Pitney Bowes by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interests of Pitney Bowes, the board of directors could cause shares of preferred or preference stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred and preference stock. The issuance of shares of preferred or preference stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of Pitney Bowes.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may, at our option, elect to offer fractional shares of preferred stock or preference stock, rather than full shares of preferred stock or preference stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock or preference stock.

     The shares of any series of preferred stock or preference stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock or preference stock underlying the depositary share, to all the rights and preferences of the preferred stock or preference stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock or preference stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

     DIVIDENDS AND OTHER DISTRIBUTIONS. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

     WITHDRAWAL OF UNDERLYING PREFERRED OR PREFERENCE STOCK. Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred or preference stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred or preference stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred or preference stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

     REDEMPTION OF DEPOSITARY SHARES. If a series of preferred stock or preference stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

     VOTING. Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock or preference stock. Each record holder of the depositary shares on the record date

(which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock or preference stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock or preference stock.

     CONVERSION OF PREFERRED OR PREFERENCE STOCK. If the prospectus supplement relating to the depositary shares says that the deposited preferred or preference stock is convertible into or exchangeable for common stock or preferred or preference stock of another series of Pitney Bowes or securities of any third party, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for any securities of Pitney Bowes or any third party. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions to instruct us to cause conversion or exchange of the preferred or preference stock represented by the depositary shares into or for whole shares of common stock or shares of another series of preferred or preference stock of Pitney Bowes or securities of the relevant third party, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for conversion or exchange of the deposited preferred or preference stock. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

     AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which the underlying preferred or preference stock is convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

     CHARGES OF DEPOSITARY. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the underlying stock and any redemption of the underlying stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

     REPORTS. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

     LIMITATION ON LIABILITY. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

     RESIGNATION AND REMOVAL OF DEPOSITARY. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered by this prospectus in four ways:

     o    directly to purchasers;

     o    through agents;

     o    through underwriters; and

     o    through dealers.

     We may directly solicit offers to purchase our securities or we may designate agents to solicit offers to purchase those securities. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic `dutch auction' of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

     If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to that offering their names and the terms of our agreement with them.

     If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by such dealer at the time of resale.

     Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against some types of civil liabilities or to contribution in respect of those liabilities, including liabilities under the Securities Act of 1933. Remarketing firms, agents, underwriters and dealers may be customers of or engage in transactions with or perform services for us in the ordinary course of business.

     If we so indicate in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by the types of purchasers specified in the prospectus supplement to purchase offered securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions described in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of those offers.

     Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                           VALIDITY OF THE SECURITIES

     Unless otherwise specified in a prospectus supplement, the validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Sara E. Moss, Esq., Senior Vice President and General Counsel of Pitney Bowes, and by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and, for the underwriters or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pitney Bowes Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits copies of the forms of our senior and subordinated indentures. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want to review any of these documents, you should obtain the documents by following the procedures described in the paragraph below.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" much of the information we file with them, which means that we can disclose important information to you by referring you directly to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement.

     We incorporate by reference the documents listed below and any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and before the effectiveness of the registration statement and after the effectiveness of the registration statement until we sell all of the securities we are offering with this prospectus:

     o Our Annual Report on Form 10-K for the year ended December 31, 2000 (which incorporates by reference portions of our proxy statement dated March 23, 2001).

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

     o Our Current Reports on Form 8-K filed February 1, 2001, February 8, 2001, April 13, 2001, April 18, 2001, April 19, 2001 (two reports),
          May 17, 2001, June 5, 2001 (two reports), June 15, 2001, July 2, 2001,
          July 3, 2001, July 19, 2001 and October 23, 2001.

     o    Our Form 8-A filed February 16, 1996 and Form 8-A/A filed January 16,
          1998.

     You may obtain free copies of any of these documents by writing or telephoning us at Pitney Bowes Inc., World Headquarters, One Elmcroft Road, Stamford, Connecticut, 06926-0700, telephone (203) 356-5000.

                  PRINCIPAL AND REGISTERED OFFICE OF THE ISSUER

                                PITNEY BOWES INC.
                               World Headquarters
                                One Elmcroft Road
                           Stamford, Connecticut 06926




             TRUSTEE, PRINCIPAL PAYING AGENT AND SECURITY REGISTRAR

                                  SUNTRUST BANK
                                  25 Park Place
                                   24th Floor
                             Atlanta, Georgia 30303




            LUXEMBOURG LISTING AGENT, PAYING AGENT AND TRANSFER AGENT

                  DEXIA BANQUE INTERNATIONALE A LUXEMBOURG S.A.
                                69, route d' Esch
                                L-1470 Luxembourg




                                 LEGAL ADVISERS

    TO PITNEY BOWES INC. AS TO                   TO THE AGENTS AS TO
   MATTERS OF UNITED STATES LAW             MATTERS OF UNITED STATES LAW
       DAVIS POLK & WARDWELL                   SULLIVAN & CROMWELL LLP
       450 Lexington Avenue                       125 Broad Street
     New York, New York 10017                 New York, New York 10004




                                    AUDITORS

                              TO PITNEY BOWES INC.
                           PRICEWATERHOUSECOOPERS LLP
                               300 Atlantic Street
                           Stamford, Connecticut 06901

                       This Page Intentionally Left Blank.

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                               U.S. $1,380,000,000


                              [PITNEY BOWES LOGO]


                            GLOBAL MEDIUM-TERM NOTES






                                   ----------

                              PROSPECTUS SUPPLEMENT

                                   ----------






                                    JPMORGAN

                              ABN AMRO INCORPORATED

                                BARCLAYS CAPITAL

                                    CITIGROUP

                            DEUTSCHE BANK SECURITIES

                              GOLDMAN, SACHS & CO.

                                 MORGAN STANLEY

                                 APRIL 18, 2003


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